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As filed pursuant to Rule 424(b)(3)
Registration No. 333-143571

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(1)(2)
Senior Floating Rate Notes due 2010
Senior Notes due 2012
Senior Notes due 2017
Total	$1,000,000,000	$30,700

(1)
Calculated in accordance with Rule 457(r) of the Securities Act.

(2)
Paid herewith.

The information contained in this prospectus supplement and the accompanying prospectus is not complete and may be changed. A registration statement relating to these securities has become effective under the Securities Act of 1933, as amended. This prospectus supplement and the accompanying prospectus are not an offer to sell nor do they seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion. Dated June 7, 2007

Prospectus Supplement to Prospectus dated June 7, 2007.

$1,000,000,000

National Semiconductor Corporation

$             Senior Floating Rate Notes due 2010
$             % Senior Notes due 2012
$             % Senior Notes due 2017

          National is offering $             Senior Floating Rate Notes due 2010 (the "floating rate notes"), $                    % Senior Notes due 2012 (the "2012 notes") and $                    % Senior Notes due 2017 (the "2017 notes" and, together with the floating rate notes and the 2012 notes, the "notes"). National will pay interest on the floating rate notes on March 15, June 15, September 15 and December 15 of each year, commencing September 15, 2007, and pay interest on the 2012 notes and the 2017 notes on June 15 and December 15 of each year, commencing December 15, 2007. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 thereof.

          National may redeem the floating rate notes in whole or in part prior to their maturity on or after December    , 2008 as described in "Description of Notes — Redemption — Optional Redemption of Floating Rate Notes." National may redeem the 2012 notes and the 2017 notes in whole or in part prior to their maturity at any time at the redemption prices described in "Description of Notes — Redemption — Optional Redemption of 2012 Notes and 2017 Notes."

          See "Risk Factors" beginning on page S-9 to read about important factors you should consider before buying the notes.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Initial Public Offering Price		Underwriting Discount		Proceeds, before expenses, to National
Per Floating Rate Note		%		%		%
Per 2012 Note		%		%		%
Per 2017 Note		%		%		%
Total	$		$		$

          The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from June              , 2007 and must be paid by the purchasers if the notes are delivered after June              , 2007. The notes will not be listed on any securities exchange or included in any automated quotation system.

          The underwriter expects to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on June             , 2007.

Goldman, Sachs & Co.

Prospectus Supplement dated June    , 2007.

Prospectus Supplement

Prospectus

          You should carefully read this prospectus supplement and the accompanying prospectus. You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are offering to sell, and seeking offers to buy, the notes only in jurisdictions where such offers and sales are permitted. The information contained in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or the date of the accompanying prospectus and the information in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of those respective documents, regardless of the time of delivery of this prospectus supplement and the accompanying prospectus or of any sale of the notes. If the information varies between this prospectus supplement and the accompanying prospectus, the information in this prospectus supplement supersedes the information in the accompanying prospectus.

S-i

ABOUT THIS PROSPECTUS SUPPLEMENT

          This prospectus supplement and the accompanying prospectus are part of a "shelf" registration statement that we have filed with the Securities and Exchange Commission, or the SEC. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time and in one or more offerings. Before purchasing any securities, you should carefully read both this prospectus supplement and the accompanying prospectus, together with documents incorporated by reference into this prospectus supplement and the accompanying prospectus and the additional information described under the heading "Where You Can Find More Information."

          References in this prospectus supplement to "we," "us," "our" and "National" are to National Semiconductor Corporation, a Delaware corporation, and its subsidiaries unless the context otherwise provides. References to "notes" in this prospectus supplement are collectively to the $    Senior Floating Rate Notes due 2010, $        % Senior Notes due 2012 and $        % Senior Notes due 2017 being offered hereby. Our fiscal year ends on the last Sunday of May and references in this document to fiscal 2007 refer to our fiscal year ended May 27, 2007. References to fiscal 2006 refer to our fiscal year ended May 28, 2006 and to fiscal 2005 refer to our fiscal year ended May 29, 2005.

S-ii

PROSPECTUS SUPPLEMENT SUMMARY

          This summary highlights selected information from, or incorporated by reference in, this prospectus supplement or the accompanying prospectus, but does not contain all the information that may be important to you. You should read this entire prospectus supplement, the accompanying prospectus and those documents incorporated by reference into this document carefully, including the "Risk Factors" and the financial statements and the related notes, before making an investment decision.

  Overview

          We are one of the world's leading semiconductor companies focused on analog and mixed-signal integrated circuits, or ICs. Founded in 1959, we design, manufacture, and market high-value, high performance, analog-intensive solutions that are differentiated by energy efficiency, portability, better audio, sharper images and higher performance in electronic systems. We have a diversified product portfolio which includes products such as power management circuits, audio and operational amplifiers, display drivers, communication interface products, and data conversion solutions. Our portfolio of over 14,000 products is sold to a diversified group of end-customers. We target a broad range of markets and applications such as:

•	wireless handsets	•	a broad range of portable applications
•	displays	•	automotive applications
•	networks	•	test and measurement applications
•	industrial markets	•	medical applications
•	wireless basestations

          We benefit from an extensive intellectual property portfolio that includes more than 2,700 patents. We are focused on supporting the innovation needed for a strong new product development pipeline. For the nine-month period ended February 25, 2007, our net sales were $1.5 billion, our operating income was $375.6 million and our net income was $285.2 million.

          In calendar year 2006, we had a 12 percent market share in standard linear analog ICs according to the World Semiconductor Trade Statistics, or WSTS. This market share percentage makes us the third largest provider of standard linear analog ICs according to a recognized semiconductor market intelligence provider. Standard linear products are defined as amplifiers, data converters, regulators and references (power management), and interface products, representing the fundamental circuits that electronic systems need in order to deal with continuously varying signals of the real world, such as light, sound, pressure, and speed. Within the standard linear analog market, our greatest strengths have historically been in the power management, amplifier, and interface areas. In calendar year 2006, we were the second largest provider of both power management and interface integrated circuits, and the third largest provider of amplifiers, also according to a recognized semiconductor market intelligence provider. We focus on high performance opportunities within the standard linear market, as high performance ICs both have the most stringent performance requirements, enabling us to add the most value to our customers, and tend to be more proprietary in nature, typically resulting in higher gross margins.

          Approximately 89 percent of our revenue in the first nine months of fiscal 2007 was generated from analog-based products. Our operations are organized into two groups: the Power Management Group and the Analog Signal Path Group. The Power Management Group primarily designs, develops, and manufactures a wide range of ICs that convert and regulate voltages to ensure that electronic systems operate to their fullest potential with the lowest overall power consumption. The Analog Signal Path Group primarily supplies ICs that handle the requisite analog technology for information or data as it travels from the point where it enters the electronic system, and is conditioned, converted and processed to the point where it is sent out. In addition to providing real world interfaces, these products are used extensively in signal conditioning, signal conversion (from analog to digital and vice versa) and high-speed interfacing applications.

          Our product groups are supported by our global manufacturing infrastructure. We have developed a number of proprietary manufacturing processes and packaging technologies to support our broad portfolio of analog products. Substantially all of our products are manufactured in our three wafer fabrication facilities in Maine, Texas and Scotland. Assembly and test are performed primarily at our facilities in Malaysia and China. At times and as needed, we outsource certain manufacturing functions to address capacity and other economic issues.

          We market our products globally to original equipment manufacturers, or OEMs, and original design manufacturers, or ODMs, through our direct sales force. Some of our major OEM customers include Apple Computer, Canon, LG Electronics, L.M. Ericsson, Matsushita Electric, Motorola, Nokia, Robert Bosch, Samsung, Seagate, Sharp, Siemens, Sony, Sony—Ericsson Mobile Communications, Tektronix and Toshiba. In addition to our direct sales force, we have distributors in our four geographic regions. In fiscal 2006, approximately 51 percent of our net sales were to distributors. In the first nine months of fiscal 2007, approximately 54 percent of our net sales were to distributors.

          Given our focus on creating high-value, high performance, analog-intensive solutions, we have taken a number of actions in recent years to reposition our product portfolio and to improve our cost structure. For example, in May and June of 2005, respectively, we sold our PC Super I/O and cordless telephony businesses. In July 2005, we announced the planned closure of our assembly and test plant in Singapore, which was completed in the first fiscal quarter of 2007. In November 2005, we took steps to reduce the indirect manufacturing costs at our Texas plant. In late fiscal 2006, to further improve equipment productivity and efficiency, we began upgrading our wafer-manufacturing facility in Scotland. Similarly, in the first fiscal quarter of 2007, we began the conversion of certain capacity at our Texas facility from 150mm to 200mm wafer-manufacturing capacity. We also increased the percentage of our sales from standard linear products to 81 percent by the end of the third fiscal quarter of 2007. Through these and other measures, we have been able to successfully improve the gross margins of our business. For example, our gross margin has increased from 51 percent for fiscal year 2004 to 60 percent for the nine months ended February 25, 2007, which includes non-cash share based compensation expense of $15.6 million. We have been able to steadily improve gross margins despite both meaningful fluctuations and an overall reduction in our factory utilization rate, which was 64 percent for the nine months ended February 25, 2007.

          Our goal is to be the premier provider of high performance analog and mixed-signal solutions. Accordingly, we are focused on the following:

  •
  continuing to build our portfolio of high-performance, analog-intensive solutions that enable customers to effectively differentiate their products;

  •
  targeting our investments on high-growth and high-return markets, particularly in areas where we have been historically under-represented, such as in data converters and precision amplifiers;

  •
  building on and leveraging our proprietary technologies to create and maintain high barriers to entry for our solutions;

  •
  strengthening and deepening our relationships with our customers; and

  •
  delivering superior returns on invested capital to our stakeholders.

          As of May 28, 2006, we had approximately 8,500 full-time employees. Of these employees, approximately 3,500 were employed in the United States, 800 in Europe, 3,200 in Southeast Asia, 900 in China and 100 in other regions.

          National was incorporated in the state of Delaware in 1959 and our headquarters have been in Santa Clara, California since 1967. Our common stock is listed on the New York Stock Exchange under the trading symbol "NSM." On our "Investors" website, located at www.national.com, we post the following filings as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission, or SEC: our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended. All of the filings on our website are available free of charge. We also maintain certain corporate governance documents on our website, including our Code of Conduct and Ethics, Governance Committee Charter, Compensation Committee Charter, Audit Committee Charter and Other Governance Policies. We will provide a printed copy of any of these documents to any investor who requests it. We do not intend for information found on our website to be part of this document or part of any other report or filing with the SEC.

  Recent Developments

          On June 7, 2007, we announced preliminary results for the fiscal year ended May 27, 2007. These included net sales of $1.93 billion, operating income of $489.7 million and net income of $375.3 million. The preliminary results for fiscal 2007 reflect $155.3 million of tax expense, $38.9 million of net interest income, $111.5 million of stock compensation expense, $144.7 million of depreciation and amortization expense, $4.6 million of severance and restructuring expenses and $6.1 million for in-process research and development charges. The financial results set forth herein and in our press release dated June 7, 2007 are preliminary, and they are therefore subject to adjustment during the period between now and the filing of our audited financial statements for the fiscal year ended May 27, 2007. Adjustments could occur as a result of several factors, including in particular additional information discovered in the course of our audit as well as events subsequent to fiscal year end the impact of which may be required by generally accepted accounting principles to be reflected in our financial statements as of and for the fiscal year ended May 27, 2007. In prior years events subsequent to fiscal year end have from time to time required changes in our audited financial statements compared to our preliminary results announced prior to the occurrence of such events.

          On June 7, 2007, we also announced an accelerated share repurchase of $1.5 billion that will be financed by a $1.5 billion bridge facility. See "Description of Certain Other Indebtedness." We also announced that our Board of Directors has approved an additional $500 million to buy back our common stock beyond previously approved stock-repurchase programs. We repurchased $170.2 million of common stock during the fiscal quarter ended May 27, 2007, and ended the fourth fiscal quarter with approximately $379.3 million remaining available for repurchases (in addition to the accelerated share repurchase announced on June 7, 2007). Our diluted weighted average shares outstanding for the fourth fiscal quarter of 2007 was 327.5 million shares. We also announced a dividend of $0.04 per outstanding share of common stock payable on July 9, 2007 to shareholders of record as of the close of business on June 18, 2007.

          We are currently negotiating a $500.0 million credit facility that, together with the proceeds from the offering, will be used to repay the bridge facility. We expect that the terms of the credit facility, other than maturity and interest rates, will be substantially similar to the bridge facility.

The Offering

          The following summary is a summary of the notes, and is not intended to be complete. It does not contain all of the information that may be important to you. For a more complete understanding of the notes, please refer to the section entitled "Description of Notes" in this prospectus supplement and the section entitled "Description of Debt Securities" in the accompanying prospectus.

Issuer	National Semiconductor Corporation, a Delaware corporation.
Notes Offered	$ aggregate principal amount of floating rate notes, $ aggregate principal amount of 2012 notes and $ aggregate principal amount of 2017 notes.
Maturity	The floating rate notes will mature on , 2010. Unless redeemed earlier, the 2012 notes will mature on , 2012 and the 2017 notes will mature on , 2017.
Interest
The floating rate notes will bear interest at a rate per year equal to three-month LIBOR, plus %. Interest on the floating rate note will be reset quarterly. The 2012 notes will bear interest at % per annum and the 2017 notes will bear interest at % per annum. All interest on the notes will accrue from June , 2007.
Interest Payment Dates
Interest on the floating rate notes will be paid on March 15, June 15, September 15 and December 15 of each year, commencing September 15, 2007. Interest on the 2012 notes and the 2017 notes will be paid on June 15 and December 15 of each year, commencing December 15, 2007.
Redemption
We may redeem the floating rate notes in whole or in part prior to their maturity on or after December , 2008 as described in "Description of Notes — Redemption — Optional Redemption of Floating Rate Notes." We may redeem the 2012 notes and the 2017 notes in whole or in part prior to their maturity at any time at the redemption prices described in "Description of Notes — Redemption — Optional Redemption of 2012 Notes and 2017 Notes."
Change of Control Repurchase Event
Upon the occurrence of a "Change of Control Triggering Event," as defined under "Description of Notes — Purchase of Notes upon a Change of Control Triggering Event," we will be required to make an offer to repurchase the notes at a price equal to 101% of their aggregate principal amount, plus accrued and unpaid interest to, but not including, the date of repurchase.

Ranking
The notes will rank equally in right of payment with all of our other unsecured senior indebtedness, whether currently existing or incurred in the future. As of February 25, 2007, we had $20.6 million in aggregate principal amount of unsecured senior indebtedness outstanding. The notes will be senior in right of payment to our subordinated indebtedness, and will be effectively junior in right of payment to our secured indebtedness to the extent of the value of the collateral securing that indebtedness. The notes will not be guaranteed by any of our subsidiaries and thus will be effectively subordinated to any existing or future indebtedness or other liabilities, including trade payables, of any of our subsidiaries.
Certain Covenants	The indenture governing the notes contains covenants that, among other things, will limit our ability to:
• incur, create, assume or guarantee any debt for borrowed money secured by a lien upon our principal property;
• enter into sale and lease-back transactions; and
• consolidate with or merge into, or transfer or lease all or substantially all of our assets to, any other party.

These covenants are subject to important exceptions and qualifications that are described under the heading "Description of Notes — Limitation on Liens," "— Limitation on Sale and Lease-Back Transactions" and "— Limitation on Mergers and Other Transactions" in this prospectus supplement.
Use of Proceeds	To partially repay amounts borrowed under a bridge facility to consummate a $1.5 billion accelerated share repurchase.
Form and Denomination
The notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 thereof. The notes will be represented by one or more global notes in fully registered form without interest coupons. The global notes will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of a nominee of DTC in New York, New York for the accounts of participants in DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities except in limited circumstances described in this prospectus supplement.
Listing	The notes are not and are not expected to be listed on any national securities exchange or included in any automated quotation system.
Trustee, Register and Paying Agent	The Bank of New York Trust Company, N.A.

Risk Factors

          Your investment in the notes will involve risks. You should carefully consider all of the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus as well as the specific factors under the heading "Risk Factors" beginning on page S-9.

Summary Financial Data

          The summary financial data presented below for each of the three years in the period ended May 28, 2006 and the nine-month periods ended February 25, 2007 and February 26, 2006 have been derived from our consolidated financial statements. Our consolidated financial statements for each of the three years in the period ended May 28, 2006 have been audited by KPMG LLP, our independent registered public accounting firm, and are included in our Annual Report on Form 10-K for the year ended May 28, 2006, incorporated by reference in this prospectus supplement. Our unaudited consolidated financial statements for the nine-month periods ended February 25, 2007 and February 26, 2006 are included in our Quarterly Report on Form 10-Q for the quarter ended February 25, 2007, incorporated by reference in this prospectus supplement. The summary financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended May 28, 2006 and our Quarterly Reports on Form 10-Q for the quarters ended February 25, 2007 and February 26, 2006, which are incorporated by reference in this prospectus supplement. We have prepared the unaudited consolidated financial data on the same basis as the audited consolidated financial statements. The unaudited consolidated financial data reflect all adjustments (including normal recurring adjustments) which are, in the opinion of our management, necessary to present fairly the results for the nine-month periods ended February 25, 2007 and February 26, 2006. The historical results are not necessarily indicative of the results to be expected in any future periods, and the results for the nine-month period ended February 25, 2007 should not be considered indicative of results to be expected for the full fiscal year.

	Nine Months Ended		Fiscal Years Ended
	February 25, 2007	February 26, 2006	May 28, 2006	May 29, 2005	May 30, 2004
	(unaudited)
	(In millions, except per share amounts)
Consolidated Statements of Income Data:
Net sales	$1,474.0	$1,585.5	$2,158.1	$1,913.1	$1,983.1
Cost of sales	586.6	664.3	885.4	892.3	970.8

Gross margin	887.4	921.2	1,272.7	1,020.8	1,012.3
Research and development	268.0	241.4	326.6	333.0	357.1
Selling, general and administrative	235.9	205.1	273.9	256.8	285.8
In-process research and development charge	6.1	—	—	—	—
Goodwill impairment loss	—	—	7.6	86.1	—
Gain from sale of businesses	—	(28.3)	(28.9)	(59.9)	—
Severance and restructuring expenses	4.0	31.7	33.7	23.9	19.6
Other operating (income) expense, net	(2.2)	0.9	(5.7)	(18.0)	22.0

Operating expenses, net	511.8	450.8	607.2	621.9	684.5

Operating income	375.6	470.4	665.5	398.9	327.8
Interest income, net	29.0	23.1	31.8	15.9	10.4
Other non-operating income (expense), net	1.1	(1.9)	(2.1)	(4.9)	(4.5)

Income before taxes and cumulative effect of a change in accounting principle	405.7	491.6	695.2	409.9	333.7
Income tax expense (benefit)	120.5	161.2	246.0	(5.4)	49.0

Income before cumulative effect of a change in accounting principle	285.2	330.4	449.2	415.3	284.7
Cumulative effect of a change in accounting principle including tax effect of $0.2	—	—	—	—	(1.9)

Net income	$285.2	$330.4	$449.2	$415.3	$282.8

	February 25, 2007 (unaudited)	May 28, 2006
	(In millions)
Consolidated Balance Sheet Data:
Cash and cash equivalents	$777.7	$932.2
Working capital	977.3	1,142.2
Total assets	2,218.6	2,511.1
Total long-term debt, net of current portion	20.6	21.1
Shareholders' equity	1,732.1	1,926.1
	Nine Months Ended February 25, 2007	Fiscal Year Ended May 28, 2006
Pro forma ratio of earnings to fixed charges(1):	5.6x	7.2x

(1)
For the bridge facility and this offering.

RISK FACTORS

          You should carefully consider the following risks and the risks set forth in the accompanying prospectus and in documents incorporated by reference in the accompanying prospectus and all of the information set forth in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference before making an investment in the notes.

Risks relating to this offering

Increased leverage may harm our financial condition and results of operations.

          As of February 25, 2007, we had approximately $486.5 million of total liabilities on a consolidated basis. On June 7, 2007, we announced that we will incur $1.5 billion of indebtedness under a bridge facility to purchase shares of our common stock. We and our subsidiaries may incur additional indebtedness in the future and, subject to limitations on debt for borrowed money secured by a lien on our principal property, the notes do not restrict future incurrence of indebtedness. This increase and any future increase in our level of indebtedness will have several important effects on our future operations, including, without limitation:

  •
  we will have additional cash requirements in order to support the payment of interest on our outstanding indebtedness;

  •
  increases in our outstanding indebtedness and leverage may increase our vulnerability to adverse changes in general economic and industry conditions, as well as to competitive pressure;

  •
  our ability to obtain additional financing for working capital, capital expenditures, general corporate and other purposes may be limited; and

  •
  our flexibility in planning for, or reacting to, changes in our business and our industry may be limited.

          Our ability to make payments of principal and interest on our indebtedness depends upon our future performance, which will be subject to general economic conditions, industry cycles and financial, business and other factors affecting our consolidated operations, many of which are beyond our control. If we are unable to generate sufficient cash flow from operations in the future to service our debt, we may be required, among other things:

  •
  to seek additional financing in the debt or equity markets;

  •
  to refinance or restructure all or a portion of our indebtedness, including the notes;

  •
  to sell selected assets;

  •
  to reduce or delay planned capital expenditures; or

  •
  to reduce or delay planned operating expenditures.

          Such measures might not be sufficient to enable us to service our debt, including the notes. In addition, any such financing, refinancing or sale of assets might not be available on economically favorable terms.

We may repurchase our stock and reduce cash reserves and shareholders' equity that is available for repayment of the notes.

          We have repurchased, and expect to continue to repurchase, our common stock in the open market or in privately negotiated transactions. The net proceeds from the initial offering of the notes will be used to repay a portion of the indebtedness incurred under a bridge facility to repurchase shares of our common stock. In the future, we may purchase our common stock with cash or other of our assets. These purchases may be significant, and any purchase would reduce cash and shareholders' equity that is available to repay the notes.

The provisions of the notes will not necessarily protect you in the event of a highly leveraged transaction.

          The terms of the notes will not necessarily afford you protection in the event of a highly leveraged transaction that may adversely affect you, including a reorganization, recapitalization, restructuring, merger or other similar transactions involving us. As a result, we could enter into any such transaction even though the transaction could increase the total amount of our outstanding indebtedness, adversely affect our capital structure or credit rating or otherwise adversely affect the holders of the notes. These transactions may not involve a change in voting power or beneficial ownership or result in a downgrade in the ratings of the notes, or, even if they do, may not necessarily constitute a change of control repurchase event that affords you the protections described in this prospectus supplement. If any such transaction should occur, the value of your notes may decline.

We may not be able to repurchase all of the notes upon a change of control triggering event, which would result in a default under the notes.

          We will be required to offer to repurchase the notes upon the occurrence of a change of control triggering event as provided in the indenture governing the notes. However, we may not have sufficient funds to repurchase the notes in cash at such time. In addition, our ability to repurchase the notes for cash may be limited by law or the terms or other agreements relating to our indebtedness outstanding at the time. The failure to make such repurchase would result in a default under the notes.

The notes will be effectively subordinated to the debt of our subsidiaries, which may limit your recovery.

          Our subsidiaries are separate and distinct legal entities and have no obligation to pay any amounts due pursuant to the notes or otherwise to make any funds available to us to repay our obligations, whether by dividends, loans or other payments. Moreover, our rights to receive assets of any subsidiary upon its liquidation or reorganization, and the ability of holders of the notes to benefit indirectly therefrom, will be effectively subordinated to the claims of creditors of that subsidiary, including trade creditors.

The notes are subject to prior claims of any secured creditors, and if a default occurs, we may not have sufficient funds to fulfill our obligations under the notes.

          The notes are our senior unsecured general obligations, ranking equally with other senior unsecured indebtedness. The indenture governing the notes permits us and our subsidiaries to incur additional secured debt under specified circumstances. If we incur any secured debt, all or a portion of our assets and the assets of our subsidiaries will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization, dissolution or other winding up, assets that secure debt will be available to pay obligations on the notes only after all debt secured by those assets has been repaid in full. Holders of the notes will participate in our remaining assets ratably with all of our other unsecured and senior creditors, including our trade creditors. If we incur any additional obligations that rank equally with the notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the notes in any proceeds distributed upon our bankruptcy, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all these creditors, all or a portion of the notes then outstanding would remain unpaid.

Changes in our credit ratings may adversely affect the value of the notes.

          The notes are rated Baa1 by Moody's Investors Service and BBB by Standard & Poor's, in each case with a stable outlook. Such ratings are limited in scope, and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. There can be no assurance that such credit ratings will remain in effect for any given period of time or that such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency's judgment, circumstances so warrant. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the market value of the notes and increase our corporate borrowing costs.

Rises in interest rates could adversely affect our financial condition.

          An increase in prevailing interest rates would have an immediate effect on the interest rates charged on our variable rate debt, including the floating rate notes, which rise and fall upon changes in interest rates. If prevailing interest rates or other factors result in higher interest rates, the increased interest expense would adversely affect our cash flow and our ability to service our debt. As a protection against rising interest rates, we may enter into agreements such as interest rate swaps, caps, floors and other interest rate exchange contracts. These agreements, however, increase our risks as to the other parties to the agreements not performing or that the agreements could be unenforceable.

There may not be an active trading market for the notes.

          There is no existing market for the notes and we do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. Accordingly, there can be no assurance that a trading market for the notes will ever develop or will be maintained. Further, there can be no assurance as to the liquidity of any market that may develop for the notes, your ability to sell your notes or the price at which you will be able to sell your notes. Future trading prices of the notes will depend on many factors, including but not limited to prevailing interest rates, our financial condition and results of operations, the then-current ratings assigned to the notes and the market for similar securities. Any trading market that develops would be affected by many factors independent of and in addition to the foregoing, including:

  •
  time remaining to the maturity of the notes;

  •
  outstanding amount of the notes;

  •
  the terms related to the optional redemption of the notes; and

  •
  level, direction and volatility of market interest rates generally.

Risks relating to our business

We operate in the global marketplace and face risks associated with worldwide operations.

          During the first nine months of fiscal 2007, approximately 77 percent of our revenues were derived from customers in international markets. We expect that international sales will continue to account for a significant majority of our total revenue in future years. We have manufacturing facilities outside the United States in the U.K., Malaysia and China. We are subject to the economic and political risks inherent in international operations, including the risks associated with ongoing uncertainties and political and economic instability in many countries around the world. In addition, the management of global operations subjects us to risks associated with trade balance issues, currency controls, differences in local business and cultural factors, fluctuations in interest and currency exchange rates, and difficulties in staffing and managing foreign operations. Although we did not experience any materially adverse effects from our international operations as a result of these types of factors in fiscal 2006 or in the first nine months of fiscal 2007, one or more of these factors has had an adverse effect on us in the past and could have a material adverse effect on us in the future.

Conditions inherent in the semiconductor industry may cause periodic fluctuations in our operating results.

          Rapid technological change and frequent introduction of new technology leading to more complex and integrated products characterize the semiconductor industry. The result is a cyclical environment with short product life cycles, even with analog products which form the core of our strategic focus. We have seen and may see in the future significant and rapid increases and decreases in product demand. Although less capital investment is needed for analog products than for many other semiconductor products, substantial capital and R&D investment are required to support products and manufacturing processes in the semiconductor industry which amplify the effect of this cyclicality. As a result of this environment, we have experienced in the past and may experience in the future periodic fluctuations in our operating results. Market shifts in product mix toward or away from higher margin products, including analog products, can also have a significant impact on our operating results. As a result of these and other factors, our financial results can fluctuate significantly from period to period.

Our business will be harmed if we are unable to compete successfully in our markets.

          Competition in the semiconductor industry is intense. Our major competitors include Analog Devices, Linear Technology, Maxim and Texas Instruments. These companies sell competing products into some of the same markets that we target. In some cases, we may also compete with our customers. Competition is based on design and quality of products, product performance, price and service, with the relative importance of these factors varying among products, markets and customers. We cannot assure you that we will be able to compete successfully in the future against existing or new competitors or that our operating results will not be adversely affected by increased competition.

A large portion of our revenues is dependent on the wireless handset market.

          The wireless handset market continues to be a significant source of our overall sales. New products are being developed to address new features and functionality in handsets, such as advanced color displays, advanced audio, lighting features and battery management that can adequately handle the demands of these advanced features. Due to high levels of competition, as well as complex technological requirements, there is no assurance that we will continue to be successful in this targeted market. Although the worldwide handset market is large, growth trends and other variables are often uncertain and difficult to predict. Revenues from this market in the first nine months of fiscal 2007 were less than we had expected. Since the wireless handset market is a consumer-driven market, changes in the economy that affect consumer demand can affect our business and results.

We depend on demand from the consumer, original equipment manufacturer, contract manufacturing, industrial, automotive and other markets we serve for the end market applications which incorporate our products. Reduced consumer or corporate spending in these markets due to fluctuating oil prices or other economic factors could adversely affect our revenues and gross margins.

          Our revenues and gross margins are based on certain levels of consumer and corporate spending. If our projections of these expenditures fail to materialize due to reduced consumer or corporate spending, from increased oil prices or otherwise, our revenues and gross margins could be adversely affected.

We may experience delays in introducing new products or market acceptance of new products may be below our expectations.

          Rapidly changing technologies and industry standards, along with frequent new product introductions, characterize the industries in which our primary customers operate. As our customers evolve and introduce new products, our success depends on our ability to anticipate and adapt to these changes in a timely and cost-effective manner by developing and introducing into the market new products that meet the needs of our customers. We believe that continued focused investment in research and development, especially the timely development and market acceptance of new analog products, is a key factor to successful growth and the ability to achieve strong financial performance. Successful development and introduction of these new products are critical to our ability to maintain a competitive position in the marketplace. We will continue to invest resources to develop more highly integrated solutions and building block products, both primarily based on our analog capabilities. We will continue to target applications such as wireless handsets, displays, other portable devices and applications in other broad markets that require analog technology. We cannot assure you that we will be successful in timely developing and introducing successful new products, and a failure to bring new products to market may harm our operating results. We also cannot assure you that products that may be developed in the future by our competitors will not render our products obsolete or non-competitive.

We make forecasts of customer demand that need to be accurate.

          Our ability to match inventory and production mix with the product mix needed to fill current orders and orders to be delivered in any given quarter may affect our ability to meet that quarter's revenue forecast. To be able to accommodate customer requests for shorter shipment lead times, we manufacture product based on customer forecasts. These forecasts are based on multiple assumptions. While we believe our relationships with our customers, combined with our understanding of the end-markets we serve, provide us with the ability to make reliable forecasts, if we inaccurately forecast customer demand, it could result in inadequate, excess or obsolete inventory that would reduce our profit margins.

Our performance depends on the availability and cost of raw materials, utilities, critical manufacturing equipment and third-party manufacturing services.

          Our manufacturing processes and critical manufacturing equipment require that certain key raw materials and utilities be available. Limited or delayed access to and high costs of these items, as well as the inability to implement new manufacturing technologies or install manufacturing equipment on a timely basis could adversely affect our results of operations. We subcontract a portion of our wafer fabrication and assembly and testing of our integrated circuits. We depend on a limited number of third parties, most of whom are located outside of the United States, to perform these functions. We do not have long-term contracts with all of these third parties. Reliance on these third parties involves risks, including possible shortages of capacity in periods of high demand. Although we did not experience any material difficulties with supplies or subcontractors in the first nine months of fiscal 2007, we have had difficulties in the past and could experience them in the future.

We are subject to warranty claims, product recalls and product liability.

          We could be subject to warranty or product liability claims that could lead to significant expenses as we defend such claims or pay damage awards. In the event of a warranty claim, we may also incur costs if we compensate the affected customer. We maintain product liability insurance, but there is no guarantee that such insurance will be available or adequate to protect against all such claims. We may incur costs and expenses relating to a recall of one of our customers' products containing one of our devices. Although costs or payments we have made in connection with warranty claims or product recalls in the past have not materially affected our results of operations and financial condition, they could in the future.

Our profit margins may vary over time.

          Our profit margins may be adversely affected by a number of factors, including decreases in our shipment volume, reductions in, or obsolescence of our inventory and shifts in our product mix. In addition, the competitive market environment in which we operate may adversely affect pricing for our products, although we try to emphasize higher margin products. Because we own most of our manufacturing capacity, a significant portion of our operating costs are fixed, including costs associated with depreciation expense. In general, these costs do not decline with reductions in customer demand or utilization of our manufacturing capacity. If we are unable to utilize our manufacturing facilities at a high level, the fixed costs associated with these facilities will result in higher average unit costs and lower gross margins.

We may be harmed by natural disasters and other disruptions.

          Our worldwide operations could be subject to natural disasters and other disruptions. Our corporate headquarters are located near major earthquake fault lines in California. In the event of a major earthquake, or other natural or manmade disaster, we could experience loss of life of our employees, destruction of facilities or other business interruptions. The operations of our suppliers could also be subject to natural disasters and other disruptions, which could cause shortages and price increases in various essential materials. We use third party freight firms for nearly all of our shipments from vendors and from our foundries to assembly and test sites and for shipments to customers of our final product. This includes ground, sea and air freight. Any significant disruption of our freight shipments globally or in certain parts of the world, particularly where our operations are concentrated, would materially affect our operations.

We may not be able to attract or retain employees with skills necessary to remain competitive in our industry.

          Our continued success depends in part on the recruitment and retention of skilled personnel, including technical, marketing, management and staff personnel. Experienced personnel in the semiconductor industry, particularly in our targeted analog areas, are in high demand and competition for their skills is intense. There can be no assurance that we will be able to successfully recruit and retain the key personnel we require.

Our products are dependent on the use of intellectual property that we need to protect.

          We rely on patents, trade secrets, trademarks, mask works and copyrights to protect our products and technologies. Some of our products and technologies are not covered by any patent or patent application and we cannot assure you that:

  •
  the patents owned by us or numerous other patents which third parties license to us will not be invalidated, circumvented, challenged or licensed to other companies; and

  •
  any of our pending or future patent applications will be issued within the scope of the claims sought by us, if at all.

          In addition, effective patent, trademark, copyright and trade secret protection may be unavailable, limited or not applied for in some countries.

          We also seek to protect our proprietary technologies, including technologies that may not be patented or patentable, in part by confidentiality agreements and, if applicable, inventors' rights agreements with our collaborators, advisors, employees and consultants. We cannot assure you that these agreements will not be breached, that we will have adequate remedies for any breach or that our collaborators will not assert rights to intellectual property arising out of our research collaborations. In addition, we may not be able to enforce these agreements globally. Some of our technologies have been licensed on a non-exclusive basis from other companies, which may license such technologies to others, including our competitors. If necessary or desirable, we may seek licenses under patents or intellectual property rights claimed by others. However, we cannot assure you that we will obtain such licenses or that the terms of any offered licenses will be acceptable to us. The failure to obtain a license from a third party for technologies we use could cause us to incur substantial liabilities and to suspend the manufacture or shipment of products or our use of processes requiring the technologies.

We have significantly expanded our manufacturing operations in China and, as a result, will be increasingly subject to risks inherent in doing business in China.

          Since we began production in our assembly and test facility in Suzhou, China in fiscal 2005, the factory has steadily increased its output. Our ability to operate in China may be adversely affected by changes in China's laws and regulations, including those relating to taxation, import and export tariffs, environmental regulations, land use rights, property and other matters. Our operations in China are subject to the economic and political situation there. We believe that our operations in China are in compliance with all applicable legal and regulatory requirements. However, there can be no assurance that China's central or local governments will not impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures. Changes in the political environment or government policies could result in revisions to laws or regulations or their interpretation and enforcement, increased taxation, restrictions on imports, import duties or currency revaluations. In addition, a significant destabilization of relations between China and the United States could result in restrictions or prohibitions on our operations in China. The legal system of China relating to foreign trade and intellectual property is relatively new and continues to evolve. Enforcement of existing laws or agreements may be sporadic and implementation and interpretation of laws inconsistent. Moreover, there is a high degree of fragmentation among regulatory authorities resulting in uncertainties as to which authorities have jurisdiction over particular parties or transactions.

We are subject to fluctuations in the exchange rate of the U.S. dollar and foreign currencies.

          While we transact business primarily in U.S. dollars, and most of our revenues are denominated in U.S. dollars, a portion of our costs and revenues is denominated in other currencies, such as the euro, the Japanese yen, pound sterling and certain other Asian currencies. As a result, changes in the exchange rates of these or any other applicable currencies to the U.S. dollar will affect our costs of goods sold and operating margins. We have a program to hedge our exposure to currency rate fluctuations, but our hedging program may not be fully effective in preventing foreign exchange losses.

We may pursue acquisitions, investments and divestitures that could harm our operating results and may disrupt our business.

          We have made and will continue to consider making strategic business investments, alliances and acquisitions we consider necessary to gain access to key technologies that we believe augment our existing technical capability and support our business model objectives. Acquisitions and investments involve risks and uncertainties that may unfavorably impact our future financial performance. We may not be able to integrate and develop the technologies we acquire as expected. If the technology is not developed in a timely manner, we may be unsuccessful in penetrating target markets. With any acquisition there are risks that future operating results may be unfavorably affected by acquisition related costs, including in-process R&D charges and incremental R&D spending.

          We have made and will continue to consider making strategic divestitures. With any divestiture, there are risks that future operating results could be unfavorably impacted if targeted objectives, such as cost savings, are not achieved or if other business disruptions occur as a result of the divestiture or activities related to the divestiture.

We are subject to litigation risks.

          All industries, including the semiconductor industry, are subject to legal claims. We are involved in a variety of routine legal matters that arise in the normal course of business. Further discussion of certain specific material legal proceedings we are involved with is contained in our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q. We believe it is unlikely that the final outcome of these legal claims will have a material adverse effect on our consolidated financial position or results of operations. However, litigation is inherently uncertain and unpredictable. An unfavorable resolution of any particular legal claim or proceeding could have a material adverse effect on our consolidated financial position or results of operations.

We are subject to many environmental laws and regulations.

          Increasingly stringent environmental regulations restrict the amount and types of materials that can be released from our operations into the environment. While the cost of compliance with environmental laws has not had a material adverse effect on our results of operations historically, compliance with these and any future regulations could require significant capital investments in pollution control equipment or changes in the way we make our products. In addition, because we use hazardous and other regulated materials in our manufacturing processes, we are subject to risks of liabilities and claims, regardless of fault, resulting from accidental releases, including personal injury claims and civil and criminal fines. The following should also be considered:

  •
  we currently are remediating past contamination at some of our sites;

  •
  we have been identified as a potentially responsible party at a number of Superfund sites where we (or our predecessors) disposed of wastes in the past; and

  •
  significant regulatory and public attention on the impact of semiconductor operations on the environment may result in more stringent regulations, further increasing our costs.

We are subject to export restrictions and laws affecting trade and investments.

          As a global company headquartered in the United States, we are subject to U.S. laws and regulations that limit and restrict the export of some of our products and related product information. Compliance with these laws has not significantly limited our operations or our sales but could in the future. We maintain an export compliance program but there are risks that the compliance controls could be circumvented, exposing us to legal liabilities. We must also comply with export restrictions and laws imposed by other countries affecting trade and investments. Although these restrictions and laws have not significantly restricted our operations in the recent past, there is a risk that they could in the future.

We may be affected by higher than expected tax rates or exposure to additional income tax liabilities and may not be able to use deferred tax assets under certain circumstances.

          As a global company, our effective tax rate is dependent upon the geographic composition of worldwide earnings and tax regulations governing each region. We are subject to income taxes in both the United States and various foreign jurisdictions, and complex analyses and significant judgment are required to determine worldwide tax liabilities. From time to time, we have received notices of tax assessments in various jurisdictions where we operate. We may receive future notices of assessments and the amounts of these assessments or our failure to favorably resolve such assessments may have a material adverse effect on our financial condition or results of operations.

          We have significant amounts of deferred tax assets. The recognition of deferred tax assets is reduced by a valuation allowance if it is more likely than not that the tax benefits associated with the deferred tax benefits will not be realized. If we are unable to generate sufficient future taxable income in certain jurisdictions, or if there is a significant change in the actual effective tax rates or the time period within which the underlying temporary differences become taxable or deductible, we could be required to increase the valuation allowances against our deferred tax assets, which would cause an increase in our effective tax rate. A significant increase in our effective tax rate could have a material adverse effect on our financial condition or results of operations.

Recent events and global disruptions could adversely affect our financial performance and operating results.

          Terrorist activities worldwide and hostilities in and between nation states, including the continuing hostilities and violence in Iraq and the threat of future hostilities involving the U.S. and other countries, cause uncertainty on the overall state of the global economy. We have no assurance that the consequences from these events will not disrupt our operations in either the U.S. or other regions of the world. Continued wide fluctuations in oil prices could affect our future costs and revenues. Pandemic illnesses that spread globally and/or substantial natural disasters, as well as geopolitical events, may affect our future costs, operating capabilities and revenues.

USE OF PROCEEDS

          We expect the net proceeds from the sale of the notes to be $             after deducting underwriting discounts and expenses. We intend to use the net proceeds to partially repay indebtedness under a bridge facility. We are using funds from the bridge facility to repurchase outstanding shares of our common stock pursuant to an accelerated share repurchase program announced on June 7, 2007. The total principal amount outstanding under the bridge facility will be $1.5 billion. It will mature in June 2008, and will bear an interest rate as described in "Description of Certain other Indebtedness — Bridge Facility."

          An affiliate of Goldman, Sachs & Co. is the lender under the bridge facility, and will receive the proceeds of this offering used to repay the bridge facility.

CAPITALIZATION

          The following table sets forth our consolidated cash and cash equivalents and capitalization data as of February 25, 2007:

  •
  on an actual basis;

  •
  on an as adjusted basis to reflect the $1.5 billion bridge facility and the accelerated share repurchase announced on June 7, 2007;

  •
  on an as adjusted basis to reflect the issuances of the notes in this offering and the application of the net proceeds therefrom as described under "Use of Proceeds"; and

  •
  on an as adjusted basis to reflect borrowings under the $500.0 million credit facility that will be used to repay remaining amounts under the bridge facility,

in each case, before giving effect to any underwriting discounts and commissions or any other transaction fees and expenses.

	As of February 25, 2007
	Actual	As Adjusted for the Bridge Facility	As Adjusted for the Offering	As Adjusted for the Credit Facility
	(In millions)
Cash and cash equivalents	$777.7	$777.7	$777.7	$777.7

Long-term debt:
Credit facility	—	—	—	$500.0
Bridge facility	—	$1,500.0	$500.0	—
Senior notes offered hereby	—	—	1,000.0	1,000.0
Other long-term debt	20.6	20.6	20.6	20.6

Total long-term debt	20.6	1,520.6	1,520.6	1,520.6
Shareholders' equity:
Common stock, $0.50 par value
Authorized — 850,000,000 shares
Issued and outstanding — 313,500,098 shares actual and 256,487,555 shares as adjusted(1)(2)	156.7	128.2	128.2	128.2
Additional paid in capital	59.6	—	—	—
Accumulated other comprehensive loss	(113.1)	(113.1)	(113.1)	(113.1)
Retained earnings	1,628.9	217.0	217.0	217.0

Total shareholders' equity	1,732.1	232.1	232.1	232.1

Total capitalization	$1,752.7	$1,752.7	$1,752.7	$1,752.7

(1)
As of February 25, 2007, the number of shares of common stock excludes (i) 43,504,668 shares of common stock available for future grants under our stock option and equity incentive plans; (ii) 58,297,788 shares of common stock issuable upon the exercise of outstanding employee stock options having a weighted exercise price of $18.06 per share and 520,000 shares of common stock issuable upon the exercise of outstanding director stock options having a weighted exercise price of $14.26 per share; (iii) 49,000 shares of common stock issuable upon vesting of restricted stock units and 1,443,000 shares of common stock issuable upon vesting of performance share units; (iv) 10,979,975 shares remaining available for issuance under our employee stock purchase plan; (v) 1,718,273 shares of common stock remaining available for issuance under our restricted stock plan; and (vi) 435,863 shares of common stock remaining available for issuance under our director stock plan.

(2)
The number of shares of common stock issued and outstanding on an adjusted basis assumes the repurchase of approximately 57.0 million shares of common stock in connection with the anticipated accelerated share repurchase transaction at an assumed price of $26.31 per share of common stock. If the price per share at which we actually purchase shares of our common stock is less than this assumed price per share, we will purchase additional shares of common stock in connection with the accelerated share repurchase transaction, and, if the price per share at which we actually purchase shares of our common stock is greater than this assumed price per share, we will purchase fewer shares of common stock in connection with the accelerated share repurchase transaction, subject to a minimum and maximum number of shares with respect to two-thirds of the accelerated share repurchase transaction.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

          The following discussion of our financial condition and results of operations has been derived from our Annual Report on Form 10-K for the fiscal year ended May 28, 2006 and our Quarterly Report on Form 10-Q for the fiscal quarter ended February 25, 2007, and should be read in conjunction with the financial statements and related notes included in those reports, which are incorporated by reference in this prospectus supplement and the accompanying prospectus. The following discussion contains forward-looking statements based on current expectations that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under "Risk Factors" or elsewhere in this prospectus. See the disclosure regarding "Forward-Looking Statements" elsewhere in this prospectus.

Strategy and Business

          We design, develop, manufacture and market a wide range of semiconductor products, most of which are analog and mixed-signal integrated circuits. Our strategy is to be the premier analog company creating high-value analog devices and subsystems. We focus on our analog product capabilities, particularly in the standard linear categories (as defined by the World Semiconductor Trade Statistics, WSTS). We look to create analog-intensive solutions that provide more energy efficiency, portability, better audio, faster or cleaner signals, and sharper images in electronic systems. Our leading-edge products include power management circuits, audio and operational amplifiers, display drivers, communication interface products and data conversion solutions. Approximately 89 percent of our revenue in the first nine months of fiscal 2007 was generated from analog-based products, compared to 86 percent in the first nine months of fiscal 2006. In fiscal 2006, approximately 86 percent of our revenue was generated from analog-based products. For more information on our business, see Part I, Item I, Business, in our Annual Report on Form 10-K for the fiscal year ended May 28, 2006 filed on July 27, 2006 (also referred to herein as our 2006 Form 10-K).

Critical Accounting Policies and Estimates

          We believe the following critical accounting policies are those policies that have a significant effect on the determination of our financial position and results of operations. These policies also require us to make our most difficult and subjective judgments:

  1.
  Revenue Recognition

          We recognize revenue from the sale of semiconductor products upon shipment, provided we have persuasive evidence of an arrangement typically in the form of a purchase order, title and risk of loss have passed to the customer, the amount is fixed or determinable and collection of the revenue is reasonably assured. We record a provision for estimated future returns at the time of shipment. Approximately 54 percent of our semiconductor product sales were made to distributors in the first nine months of fiscal 2007, compared to approximately 51 percent in the first nine months of fiscal 2006 as well as all of fiscal 2006. We have agreements with our distributors that cover various programs, including pricing adjustments based on resale pricing and volume, price protection for inventory and scrap allowances. The revenue we record for these distribution sales is net of estimated provisions for these programs. When determining this net distribution revenue, we must make significant judgments and estimates. Our estimates are based upon historical experience rates by geography and product family, inventory levels in the distribution channel, current economic trends, and other related factors. Actual distributor claims activity has been materially consistent with the provisions we have made based on our estimates. However, because of the inherent nature of estimates, there is always a risk that there could be significant differences between actual amounts and our estimates. Our financial condition and operating results are dependent on our ability to make reliable estimates, and we believe that our estimates are reasonable. However, different judgments or estimates could result in variances that might be significant to reported operating results.

          Service revenues are recognized as the services are provided or as milestones are achieved, depending on the terms of the arrangement. These revenues are included in net sales and are not a material component of our total net sales.

          Certain intellectual property income is classified as revenue if it meets specified criteria established by company policy that defines whether it is considered a source of income from our primary operations. These revenues are included in net sales and totaled $2.8 million in the first nine months of fiscal 2007, $2.0 million in the first nine months of fiscal 2006, $5.3 million in fiscal 2006, $1.8 million in fiscal 2005, and no amounts in fiscal 2004. All other intellectual property income that does not meet the specified criteria is not considered a source of income from primary operations and is therefore classified as a component of other operating income, net, in the consolidated statement of income. Intellectual property income is recognized when the license is delivered, the fee is fixed or determinable, collection of the fee is reasonably assured and remaining obligations are inconsequential or perfunctory to the other party.

  2.
  Valuation of Inventories

          Inventories are stated at the lower of standard cost, which approximates actual cost on a first-in, first-out basis, or market. The total carrying value of our inventory is net of any reductions we have recorded to reflect the difference between cost and estimated market value of inventory that is determined to be obsolete or unmarketable based upon assumptions about future demand and market conditions. Reductions in carrying value are deemed to establish a new cost basis. Inventory is not written up if estimates of market value subsequently improve. We evaluate obsolescence by analyzing the inventory aging, order backlog and future customer demand on an individual product basis. If actual demand were to be substantially lower than what we have estimated, we may be required to write inventory down below the current carrying value. While our estimates require us to make significant judgments and assumptions about future events, we believe our relationships with our customers, combined with our understanding of the end-markets we serve, provide us with the ability to make reasonable estimates. The actual amount of obsolete or unmarketable inventory has been materially consistent with previously estimated write-downs we have recorded. We also evaluate the carrying value of inventory for lower-of-cost-or-market on an individual product basis, and these evaluations are intended to identify any difference between net realizable value and standard cost. Net realizable value is determined as the selling price of the product less the estimated cost of disposal. When necessary, we reduce the carrying value of inventory to net realizable value. If actual market conditions and resulting product sales were to be less favorable than what we have projected, additional inventory write-downs may be required.

  3.
  Impairment of Goodwill, Intangible Assets and Other Long-lived Assets

          We assess the impairment of long-lived assets whenever events or changes in circumstances indicate that their carrying value may not be recoverable from the estimated future cash flows expected to result from their use and eventual disposition. Our long-lived assets subject to this evaluation include property, plant and equipment and amortizable intangible assets. Amortizable intangible assets subject to this evaluation include developed technology we have acquired, patents and technology licenses. We assess the impairment of goodwill annually in our fourth fiscal quarter and whenever events or changes in circumstances indicate that it is more likely than not that an impairment loss has been incurred. We are required to make judgments and assumptions in identifying those events or changes in circumstances that may trigger impairment. Some of the factors we consider include:

  •
  Significant decrease in the market value of an asset;

  •
  Significant changes in the extent or manner for which the asset is being used or in its physical condition;

  •
  Significant change, delay or departure in our business strategy related to the asset;

  •
  Significant negative changes in the business climate, industry or economic conditions; and

  •
  Current period operating losses or negative cash flow combined with a history of similar losses or a forecast that indicates continuing losses associated with the use of an asset.

          Our impairment evaluation of long-lived assets includes an analysis of estimated future undiscounted net cash flows expected to be generated by the assets over their remaining estimated useful lives. If the estimated future undiscounted net cash flows are insufficient to recover the carrying value of the assets over the remaining estimated useful lives, we record an impairment loss in the amount by which the carrying value of the assets exceeds the fair value. We determine fair value based on discounted cash flows using a discount rate commensurate with the risk inherent in our current business model. Major factors that influence our cash flow analysis are our estimates for future revenue and expenses associated with the use of the asset. Different estimates could have a significant impact on the results of our evaluation. If, as a result of our analysis, we determine that our amortizable intangible assets or other long-lived assets have been impaired, we will recognize an impairment loss in the period in which the impairment is determined. Any such impairment charge could be significant and could have a material adverse effect on our financial position and results of operations.

          Our impairment evaluation of goodwill is based on comparing the fair value to the carrying value of our reporting units with goodwill. Our reporting units are based on our operating segments as defined under SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information." The fair value of a reporting unit is measured at the business unit level using a discounted cash flow approach that incorporates our estimates of future revenues and costs for those business units. As of February 25, 2007 our reporting units with goodwill include our advanced power, ISP, portable core and high voltage (formerly within portable power), interface (which now includes RF products), displays (formerly flat panel displays), data conversion and non-audio amplifier business units, which are operating segments within our Analog reportable segment, and our device connectivity business unit, which is an operating segment included in "All Others." The estimates we use in evaluating goodwill are consistent with the plans and estimates that we use to manage the underlying businesses. If we fail to deliver new products for these business units, if the products fail to gain expected market acceptance, or if market conditions for these business units fail to materialize as anticipated, our revenue and cost forecasts may not be achieved and we may incur charges for goodwill impairment, which could be significant and could have a material adverse effect on our results of operations.

  4.
  Income Taxes

          We determine deferred tax assets and liabilities based on the future tax consequences that can be attributed to net operating loss and credit carryovers and differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, using the enacted tax rate expected to be applied when the taxes are actually paid or recovered. The recognition of deferred tax assets is reduced by a valuation allowance if it is more likely than not that the tax benefits will not be realized. The ultimate realization of deferred tax assets depends upon the generation of future taxable income during the periods in which the net operating loss and credit carryovers and differences between financial statement carrying amounts and their respective tax bases become deductible. In determining a valuation allowance, we consider past performance, expected future taxable income and prudent and feasible tax planning strategies. We currently have a valuation allowance that has been established primarily against the reinvestment and investment tax credits related to Malaysia, as we have concluded that a significant portion of the deferred tax assets will not be realized due to the uncertainty of sufficient taxable income in Malaysia beyond the foreseeable future. Our forecast of expected future taxable income is based on historical taxable income and projections of future taxable income over the periods that the deferred tax assets are deductible. Changes in market conditions that differ materially from our current expectations and changes in future tax laws in the U.S. and international jurisdictions may cause us to change our judgments of future taxable income. These changes, if any, may require us to adjust the existing tax valuation allowance higher or lower than the amount we currently have recorded; such adjustment could have a material impact on the tax expense for the fiscal year.

          The calculation of tax liabilities involves significant judgment in estimating the impact of uncertainties in the application of complex tax laws. Resolution of these uncertainties in a manner inconsistent with our expectations could have a material impact on our results of operations.

  5.
  Share-Based Compensation

          We measure and record compensation expense for all share-based payment awards based on estimated fair values in accordance with SFAS No. 123 (revised 2004), "Share-Based Payment." We provide share-based awards to our employees, executive officers and directors through various equity compensation plans including our stock option, stock purchase and restricted stock plans. The fair value of awards for our stock option and stock purchase plans is measured at the date of grant using a Black-Scholes option pricing model and the fair value of awards for our restricted stock plans is based on the market price of our common stock on the date of grant. In determining fair value using the Black-Scholes option pricing model, management is required to make certain estimates of the key assumptions that include expected life, expected volatility, dividend yields and risk free interest rates. The estimate of these key assumptions involves judgment regarding subjective future expectations of market price and trends. The assumptions for expected term and expected volatility have the most significant effect on calculating the fair value of share-based awards. We use the simplified method specified by U.S. Securities and Exchange Commission's Staff Accounting Bulletin No. 107 to determine expected life since the vesting term and contractual life of current option grants differ from historical grants. The expected volatility beginning in fiscal 2007 is based on implied volatility, as management has determined that implied volatility is more reflective of the market's expectation of future volatility than historical volatility. If we were to determine that another method to estimate these assumptions was more reasonable than our current methods, or if another method for calculating these assumptions were to be prescribed by authoritative guidance, the fair value for our share-based awards could change significantly. If the expected volatility and/or expected life were increased under our assumptions, then the Black-Scholes computation of fair value would also increase, thereby resulting in higher compensation costs being recorded. SFAS No. 123(R) also requires forfeitures to be estimated at the date of grant. Our estimate of forfeitures is based on our historical activity, which we believe is indicative of expected forfeitures. In subsequent periods if the actual rate of forfeitures differs from our estimate, the forfeiture rate may be revised, if necessary. Changes in the estimated forfeiture rate can have a significant effect on share-based compensation expense since the effect of adjusting the rate is recognized in the period the forfeiture estimate is changed.

Fiscal Quarters Ended February 25, 2007 and February 26, 2006

          Although sales in the third quarter of fiscal 2007 were lower than sales in the prior fiscal 2007 second quarter, our gross margin of 59.8 percent was higher than the prior quarter's gross margin of 58.9 percent. The increase in gross margin percentage is attributable to ongoing improvement in our product mix, since factory utilization and inventory balances both declined slightly compared to the prior quarter. Sales in the third quarter of fiscal 2007 were also lower than sales in the comparable quarter of fiscal 2006, with a relatively small corresponding decline in gross margin. We were able to maintain our gross margin near 60 percent even though wafer fabrication utilization declined to approximately 56 percent in the fiscal 2007 third quarter. The fiscal 2007 gross margin reflects ongoing improvement in the mix of analog product sales, as well as manufacturing execution and efficiencies. We continue to focus our research and development investments on high-value growth areas in analog standard linear markets.

          In reviewing our performance we consider several key financial measures. When reviewing our net sales performance, we look at sales growth rates, new order rates (including turns orders, which are orders received with delivery requested in the same quarter), blended-average selling prices, sales of new products and market share in the analog standard linear category as defined by WSTS. We define new products as those introduced within the last three years. We gauge our operating income performance based on gross margin trends, product mix, blended-average selling prices, factory utilization rates and operating expenses relative to sales. We are focused on growing our earnings per share over time while generating a consistently high return on invested capital by concentrating on operating income, working capital management, capital expenditures and cash management. We determine return on invested capital based on net operating income after tax divided by invested capital, which generally consists of total assets reduced by goodwill and non-interest bearing liabilities.

          We continued our stock repurchase activity during the third quarter of fiscal 2007 under the $500 million stock repurchase program announced in June 2006. We repurchased a total of 6.2 million shares of our common stock in the third quarter for $141.0 million under this stock repurchase program. Through the first nine months of fiscal 2007, we have repurchased a total of 26.0 million shares of our common stock for $603.8 million under two programs: (i) the $400 million stock repurchase program announced in December 2005, which was completed during the first quarter of fiscal 2007 and (ii) the $500 million stock repurchase program announced in June 2006. All of these shares were purchased in the open market. The stock repurchase activity is one element of our overall program to deliver a consistently high return on invested capital, which we believe improves shareholder value over time. As of February 25, 2007, we had $49.5 million remaining available for future common stock repurchases under the program announced in June 2006. In March 2007, we announced that our Board of Directors approved a new $500 million stock repurchase program similar to our prior stock repurchase programs.

          We also continued with the dividend program in the third quarter of fiscal 2007, during which time we paid a cash dividend of $0.04 per outstanding share of common stock on January 8, 2007 to shareholders of record at the close of business on December 18, 2006. Through the first nine months of fiscal 2007, we have paid a total of $32.5 million in dividends. On March 7, 2007, our Board of Directors declared a cash dividend of $0.04 per outstanding share of common stock payable on April 9, 2007 to shareholders of record at the close of business on March 19, 2007. This dividend will be recorded in the fourth quarter of fiscal 2007.

          The following table and discussion provide an overview of our operating results for the current fiscal year and recently completed third quarter:

	Three Months Ended			Nine Months Ended
	Feb. 25, 2007	% Change	Feb. 26, 2006	Feb. 25, 2007	% Change	Feb. 26, 2006
	(In Millions)
Net sales	$431.0	(21.3)%	$547.7	$1,474.0	(7.0)%	$1,585.5
Gross margin	$257.7		$332.2	$887.4		$921.2
As a % of net sales	59.8%		60.7%	60.2%		58.1%
Operating income	$85.7		$181.9	$375.6		$470.4
As a % of net sales	19.9%		33.2%	25.5%		29.7%
Net income	$73.7		$130.1	$285.2		$330.4
As a % of net sales	17.1%		23.8%	19.3%		20.8%

          Net income in fiscal 2007 includes $29.5 million in the third quarter and $86.6 million in the first nine months for share-based compensation expenses as we began recognizing share-based compensation expense upon the adoption of SFAS No. 123(R). Net income for the third quarter of fiscal 2007 also includes a $6.1 million charge for in-process research and development related to the acquisition of Xignal Technologies AG (See Note 5 to the Condensed Consolidated Financial Statements included in our Quarterly Report on Form 10-Q for the quarter ended February 25, 2007, or our Third Quarter Form 10-Q) and other operating income of $0.2 million (See Note 2 to the Condensed Consolidated Financial Statements included in our Third Quarter Form 10-Q). In addition to these amounts, net income for the first nine months of fiscal 2007 includes severance charges of $4.0 million related to our Scotland and Texas manufacturing facilities (See Note 4 to the Condensed Consolidated Financial Statements included in our Third Quarter Form 10-Q) and an additional $2.0 million of other operating income (See Note 2 to the Condensed Consolidated Financial Statements included in our Third Quarter Form 10-Q). These charges and credits are all pre-tax amounts. Income tax expense for the third quarter and first nine months of fiscal 2007 includes a tax benefit of approximately $14.8 million from the retroactive reinstatement to January 1, 2006 of the U.S. federal R&D tax credit under the Tax Relief and Health Care Act of 2006 enacted into law during the third quarter of fiscal 2007. Of the $14.8 million, $8.7 million is related to fiscal 2007 R&D expenses and $6.1 million is related to fiscal 2006 R&D expenses. The R&D benefit was partially offset by the non-deductible nature of the in-process research and development charge related to the Xignal acquisition.

          Net income for the third quarter of fiscal 2006 included a $4.0 million gain related to the sale of a business, a net charge of $1.0 million for cost reduction actions and other operating expenses of $4.3 million (See Note 2 to the Condensed Consolidated Financial Statements included in our Third Quarter Form 10-Q). In addition to these amounts, net income for the first nine months of fiscal 2006 included $30.7 million of severance and restructuring charges, a gain of $24.3 million from the sale of a business and other operating income of $3.4 million (See Note 2 to the Condensed Consolidated Financial Statements included in our Third Quarter Form 10-Q). These charges and credits are all pre-tax amounts. Income tax expense for the first nine months of fiscal 2006 also included additional tax provisions of $5.8 million, primarily relating to discrete transactions recorded in the period including those described above.

Net Sales

	Three Months Ended			Nine Months Ended
	Feb. 25, 2007	% Change	Feb. 26, 2006	Feb. 25, 2007	% Change	Feb. 26, 2006
	(In Millions)
Analog segment	$404.2	(15.2)%	$476.9	$1,317.4	(3.5)%	$1,365.3
As a % of net sales	93.8%		87.1%	89.4%		86.1%
All others	26.8	(62.1)%	70.8	156.6	(28.9)%	220.2
As a % of net sales	6.2%		12.9%	10.6%		13.9%

Total net sales	$431.0		$547.7	$1,474.0		$1,585.5

	100%		100%	100%		100%

          The chart above and the following discussion are based on our reportable segments described in Note 13 to the Consolidated Financial Statements included in our 2006 Form 10-K.

          Analog segment sales in the third quarter and first nine months of fiscal 2007 were lower than sales in the corresponding periods of fiscal 2006. The decrease was due to lower shipments to distributors, who have continued to reduce their inventories during the year, and lower demand from customers. Unit shipments in our Analog segment were lower by 24 percent in the third quarter and 16 percent lower in the first nine months of fiscal 2007 compared to the same time periods of fiscal 2006. Notwithstanding the lower volume, blended-average selling prices increased 12 percent in the third quarter and 15 percent in the first nine months of fiscal 2007 compared to the corresponding periods of fiscal 2006, driven mainly by improved sales mix from our analog standard linear product portfolio.

          Within our Analog segment, sales from our data conversion business unit were lower by 4 percent in the third quarter of fiscal 2007 compared to the third quarter of fiscal 2006 although sales in the first nine months of fiscal 2007 grew 12 percent over sales in the first nine months of fiscal 2006. Sales from our power management business units were down 7 percent in the third quarter of fiscal 2007 from sales in the third quarter of fiscal 2006, although sales in the first nine months of fiscal 2007 grew 2 percent over sales in the first nine months of fiscal 2006. Sales from the amplifier (including audio amplifier products) and interface (which now includes RF products) business units were down in the third quarter of fiscal 2007 by 22 percent and 34 percent, respectively, and down in the first nine months of fiscal 2007 by 14 percent and 13 percent, respectively, compared to the corresponding period of fiscal 2006.

          For the "All Others" segment, the decreases in sales in the third quarter and first nine months of fiscal 2007 compared to the corresponding periods in fiscal 2006 were primarily driven by a decline in foundry sales from the previously sold businesses.

Gross Margin

	Three Months Ended			Nine Months Ended
	Feb. 25, 2007	% Change	Feb. 26, 2006	Feb. 25, 2007	% Change	Feb. 26, 2006
	(In Millions)
Net sales	$431.0	(21.3)%	$547.7	$1,474.0	(7.0)%	$1,585.5
Cost of sales	173.3	(19.6)%	215.5	586.6	(11.7)%	664.3

Gross margin	$257.7		$332.2	$887.4		$921.2

As a % of net sales	59.8%		60.7%	60.2%		58.1%

          Although the gross margin percentage in the third quarter of fiscal 2007 was slightly lower than the gross margin percentage in the third quarter of fiscal 2006, mainly caused by much lower factory utilization, we achieved a higher gross margin percentage in the first nine months of fiscal 2007 compared to the first nine months of fiscal 2006. This higher gross margin percentage was largely due to improved product mix of higher-margin analog standard linear products. As part of that product mix improvement, our blended-average selling prices in fiscal 2007 were higher compared to fiscal 2006. Our product mix has continued to improve through active efforts to increase the portion of our business that comes from high value, high-performance analog products that are more proprietary in nature and can generate higher margins than products that are less proprietary or are multi-sourced. A decline in foundry sales from the businesses we previously sold (which carry much lower gross margins) also contributed to the improvement in gross margin percentage during the first nine months of fiscal 2007. Manufacturing efficiencies also aided our ability to sustain a higher gross margin percentage despite a drop in factory utilization in the third quarter. Wafer fabrication capacity utilization (based on wafer starts) was 64 percent for the first nine months of fiscal 2007 compared to 82 percent for the first nine months of fiscal 2006. Gross margin in fiscal 2007 also includes the effect of $6.5 million in the third quarter and $15.6 million in the first nine months of share-based compensation expenses recognized as a result of the adoption of SFAS No. 123(R) beginning in fiscal 2007.

Research and Development

	Three Months Ended			Nine Months Ended
	Feb. 25, 2007	% Change	Feb. 26, 2006	Feb. 25, 2007	% Change	Feb. 26, 2006
	(In Millions)
Research and development	$89.7	11.8%	$80.2	$268.0	11.0%	$241.4
As a % of net sales	20.8%		14.6%	18.2%		15.2%

          Research and development expenses for the third quarter and first nine months of fiscal 2007 exclude an in-process R&D charge of $6.1 million related to the acquisition of Xignal Technologies AG in the third quarter of fiscal 2007 (See Note 5 to the Condensed Consolidated Financial Statements included in our Third Quarter Form 10-Q). The in-process R&D charge is included as a separate component of operating expenses in the condensed consolidated statement of income.

          The increase in research and development expenses in the third quarter and first nine months of fiscal 2007 compared to the same periods of fiscal 2006 is primarily due to the inclusion of share-based compensation expense as a result of the adoption of SFAS No. 123(R) beginning in fiscal 2007 in the amount of $8.4 million in the third quarter and $24.7 million in the first nine months. We are continuing to concentrate our ongoing research and development spending on analog products and underlying analog capabilities such as DC to DC power conversion, signal conditioning, high-speed amplification and low-power analog-to-digital conversion. During the first nine months of fiscal 2007, research and development spending in the Analog segment was 14 percent higher than in the first nine months of fiscal 2006. Although the increased expense is mostly from share-based compensation expense, we continue to invest in the development of new analog products that can serve applications in a wide variety of end markets such as portable electronics, flat-panel displays, communications infrastructure, industrial and medical. A significant portion of our research and development is directed at power management technology.

Selling, General and Administrative

	Three Months Ended			Nine Months Ended
	Feb. 25, 2007	% Change	Feb. 26, 2006	Feb. 25, 2007	% Change	Feb. 26, 2006
	(In Millions)
Selling, general and administrative	$76.4	11.0%	$68.8	$235.9	15.0%	$205.1
As a % of net sales	17.7%		12.6%	16.0%		12.9%

          The increase in selling, general and administrative expenses in the third quarter and first nine months of fiscal 2007 compared to the same periods of fiscal 2006 is primarily due to the inclusion of share-based compensation expense as a result of the adoption of SFAS No. 123(R) beginning in fiscal 2007 in the amount of $14.6 million in the third quarter and $46.3 million in the first nine months. The increase from share-based compensation expense was slightly offset by lower payroll and employee benefit expenses. Notwithstanding the new accounting treatment for share-based compensation expense, we continue to manage our cost structure in line with our overall business model objectives, as well as current business conditions.

Interest Income, Net

	Three Months Ended		Nine Months Ended
	Feb. 25, 2007	Feb. 26, 2006	Feb. 25, 2007	Feb. 26, 2006
	(In Millions)
Interest income	$9.4	$9.0	$30.3	$24.3
Interest expense	(0.4)	(0.5)	(1.3)	(1.2)

Interest income, net	$9.0	$8.5	$29.0	$23.1

          The increase in interest income, net, for the third quarter and first nine months of fiscal 2007 compared to the same periods of fiscal 2006 was due to higher interest rates during fiscal 2007.

Other Non-Operating Income (Expense), Net

	Three Months Ended		Nine Months Ended
	Feb. 25, 2007	Feb. 26, 2006	Feb. 25, 2007	Feb. 26, 2006
	(In Millions)
Gain (loss) on investments	$0.1	$9.7	$1.1	$8.4
Share in net loss of equity-method investments	—	—	—	(0.6)
Charitable contribution	—	(9.7)	—	(9.7)

Total other non-operating income (expense), net	$0.1	$—	$1.1	$(1.9)

          The components of other non-operating income (expense), net are primarily derived from activities related to our investments. The gain on investments in the third quarter and first nine months of fiscal 2007 reflects the change in unrealized holding gains and losses from trading securities. In addition, the change in unrealized holding gains and losses from trading securities in the first nine months is partially offset by impairment losses on non-marketable investments. The gain on investments in the third quarter and first nine months of fiscal 2006 reflects the sale of shares in available-for-sale securities and non-marketable investments, as well as the net change in unrealized holdings gains from trading securities. Gains for the first nine months of fiscal 2006 were offset by an impairment loss on a non-marketable investment recorded in the first quarter of fiscal 2006. Other non-operating expenses also included a charitable contribution in the third quarter of fiscal 2006.

Income Tax Expense

	Three Months Ended		Nine Months Ended
	Feb. 25, 2007	Feb. 26, 2006	Feb. 25, 2007	Feb. 26, 2006
	(In Millions)
Income tax expense	$21.1	$60.3	$120.5	$161.2
Effective tax rate	22.3%	31.7%	29.7%	32.8%

          The effective tax rate for the third quarter and first nine months of fiscal 2007 includes a tax benefit of approximately $14.8 million from the retroactive reinstatement to January 1, 2006 of the U.S. federal R&D tax credit under the Tax Relief and Health Care Act of 2006 enacted into law during the third quarter of fiscal 2007. Of the $14.8 million, $8.7 million is related to fiscal 2007 R&D expenses and $6.1 million is related to fiscal 2006 R&D expenses. The R&D tax benefit was partially offset by the non-deductible nature of the in-process research and development charge related to the Xignal acquisition. The fiscal 2007 effective tax rate for the third quarter and first nine months was lower than the rate for the comparable periods of fiscal 2006 primarily because income tax expense in the first nine months of fiscal 2006 included tax provisions of $5.8 million related to discrete transactions recorded during that period that had higher effective tax rates. Those transactions included cost reduction and restructuring activities associated with the announced closure of the Singapore plant and the sale of the cordless business.

Severance and Restructuring Expenses Related to Cost Reduction Programs

          In connection with a workforce reduction related to the capital investment project focused on improving equipment productivity and efficiency in our facility in Greenock, Scotland, we recorded a $1.3 million charge in the first nine months of fiscal 2007 for severance for the termination of 33 employees in the second quarter of fiscal 2007 who were a part of the manufacturing workforce in Greenock. We also recorded an additional $2.7 million severance charge in the first nine months of fiscal 2007 for the workforce reduction in Texas (87 employees) and minor workforce reductions in support areas in the first quarter of fiscal 2007. See Note 4 to the Condensed Consolidated Financial Statements included in our Third Quarter Form 10-Q for further detail.

Share-Based Compensation Expense

          Beginning in fiscal 2007, we adopted SFAS No. 123 (revised 2004), "Share-Based Payment," which requires the measurement and recognition of compensation expense for all share-based payment awards based on estimated fair values. We provide share-based awards to our employees, executive officers and directors through various equity compensation plans including our stock option, stock purchase and restricted stock plans. For further detail and a description of these plans, see Note 10 to the Condensed Consolidated Financial Statements included in our Third Quarter Form 10-Q and Note 10 to the Consolidated Financial Statements in our 2006 Form 10-K.

          We have applied the modified prospective transition method to adopt SFAS No. 123(R) and accordingly, operating results for periods prior to fiscal 2007 have not been restated to reflect the adoption of SFAS No. 123(R). The effect of adopting SFAS No. 123(R) on operating results was a decrease in net income of $18.0 million and a decrease to basic earnings per share of $0.06 and diluted earnings per share of $0.05 for the third quarter of fiscal 2007, as well as a decrease in net income of $49.3 million and a decrease to both basic and diluted earnings per share of $0.15 for the first nine months of fiscal 2007. Prior to the adoption of SFAS No. 123(R), we measured compensation expense in accordance with the intrinsic method of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and reported pro forma information regarding net income and earnings per share required by SFAS No. 123, "Accounting for Stock-Based Compensation," as amended by SFAS No. 148, "Accounting for Stock-Based Compensation — Transition and Disclosure." Under this prior method, the effect of share-based compensation expense was immaterial to our operating results for both the third quarter and first nine months of fiscal 2006.

          The fair value of awards for our stock option and stock purchase plans is measured at the date of grant using a Black-Scholes option pricing model which requires the input of certain key assumptions. Upon adoption of SFAS No. 123(R), we changed the method used to determine the assumption for expected volatility. Beginning in fiscal 2007, the expected volatility assumption is based on implied volatility, as management has determined that implied volatility is more reflective of the market's expectation of future volatility than historical volatility. Prior to fiscal 2007, we used our historical stock price volatility in accordance with the requirements of SFAS No. 123 for purposes of our pro forma information. This change results in a lower volatility assumption for fiscal 2007 compared to fiscal 2006. See Note 1 and Note 10 to the Condensed Consolidated Financial Statements included in our Third Quarter Form 10-Q for additional discussion of our share-based compensation plans and the effect of share-based compensation expense.

Liquidity and Capital Resources

	Nine Months Ended
	Feb, 25, 2007	Feb. 26, 2006
	(In Millions)
Net cash provided by operating activities	$430.1	$568.0
Net cash provided by (used in) investing activities	8.9	(28.4)
Net cash used in financing activities	(593.5)	(554.6)

Net decrease in cash and cash equivalents	$(154.5)	$(15.0)

          The primary factors contributing to the changes in cash and cash equivalents in the first nine months of fiscal 2007 and 2006 are described below:

          During the first nine months of fiscal 2007, cash from operating activities was positively affected by net income, adjusted for non-cash items (primarily depreciation and amortization, and share-based compensation expense). This was partially offset by the negative impact from changes in working capital components, primarily caused by a significant decrease in accounts payable and accrued expenses that was partially offset by decreases in receivables and inventories. Although we paid income taxes of $124.0 million during the first nine months of fiscal 2007, its effect on cash from operating activities was offset by $120.5 million of income tax expense recorded in the first nine months of fiscal 2007. In the first nine months of fiscal 2006, cash generated from net income, adjusted for non-cash items (primarily depreciation and amortization, as well as a tax benefit associated with stock options) was combined with a positive impact from changes in working capital components.

          The primary source of cash generated from investing activities in the first nine months of fiscal 2007 was the sale and maturity of available-for-sale securities of $110.8 million, which was offset by investment in property, plant and equipment of $88.3 million, mainly representing the purchase of machinery and equipment. The primary source of cash generated from investing activities in the first nine months of fiscal 2006 was proceeds from the sale of the cordless business of $64.0 million, which was offset by investment in property, plant and equipment of $100.0 million, mainly representing the purchase of machinery and equipment.

          The primary use of cash for financing activities in the first nine months of fiscal 2007 was for the repurchase of 26.0 million shares of our common stock in the open market for $603.8 million, payments of $32.5 million for cash dividends and $8.7 million for software license obligations. These amounts were partially offset by proceeds of $44.5 million from the issuance of common stock under employee benefit plans. The primary use of cash for financing activities in the first nine months of fiscal 2006 was for the repurchase of 30.2 million shares of our common stock in the open market for $750.7 million, payments of $24.0 million for cash dividends and $13.1 million on software license obligations. These amounts were partially offset by proceeds of $233.2 million from the issuance of common stock under employee benefit plans.

          On March 7, 2007, our Board of Directors declared a cash dividend of $0.04 per outstanding share of common stock which was paid on April 9, 2007 to shareholders of record at the close of business on March 19, 2007. In March 2007, our Board of Directors also approved a new $500 million stock repurchase program similar to our prior stock repurchase programs. We also made a $20.0 million contribution to one of our international defined benefit plans in March 2007.

          We foresee continuing cash outlays for plant and equipment in fiscal 2007 and into fiscal 2008, with our primary focus on analog capabilities at our existing sites. Under current business conditions, we expect our fiscal 2007 capital expenditures to be lower than the fiscal 2006 amount. We will continue to manage the level of capital expenditures relative to sales levels, capacity utilization and industry business conditions. We expect that existing cash and investment balances, together with existing lines of credit and cash generated by operations, will be sufficient to finance the capital investments currently planned for remainder of fiscal 2007, as well as the declared dividend, the stock repurchase program and the pension contribution.

          Our cash balances are dependent in part on continued collection of customer receivables and the ability to sell inventories. Although we have not experienced major problems with our customer receivables, significant declines in overall economic conditions could lead to deterioration in the quality of customer receivables. In addition, major declines in financial markets would most likely cause reductions in our cash equivalents and marketable investments.

          We do not currently have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which might be established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We do not engage in trading activities involving non-exchange traded contracts. As a result, we do not believe that we are materially exposed to financing, liquidity, market or credit risk that could arise if we had engaged in these relationships.

Fiscal Years Ended May 28, 2006, May 29, 2005 and May 30, 2004

          Throughout fiscal 2006, we continued to focus on addressing analog product areas, particularly in the analog standard linear categories. As a part of our business focus, we periodically identify opportunities to improve our cost structure or to divest or reduce involvement in product areas that are not in line with our business objectives. In June 2005, we completed the sale of our cordless business unit in Europe to HgCapital. In July 2005, we announced a planned closure of our assembly and test plant in Singapore in a phased shutdown with the plant's volume to be consolidated into our other assembly and test facilities in Malaysia and China. The closure activities occurred throughout fiscal 2006 and were completed by the end of our first quarter of fiscal 2007. In November 2005, we took steps to reduce indirect manufacturing costs at our Texas plant. This included a change in the plant's organizational structure and a reduction of its workforce.

          Our sales and gross margin percentage in fiscal 2006 were both higher than they were in the preceding fiscal year. The improvement in gross margin reflects growth in our higher margin analog products, as well as higher factory utilization associated with increased volume. We continued our focus on improving our gross margin relative to sales with our research and development investments aimed primarily at high-value growth areas in analog standard linear markets.

          We continued our stock repurchase activity in fiscal 2006 under three programs: (i) the $400 million stock repurchase program announced in March 2005 (of which we used $96.0 million to repurchase 4.9 million shares of common stock in fiscal 2005), (ii) the $400 million stock repurchase program announced in September 2005, and (iii) the $400 million stock repurchase program announced in December 2005. Under these programs we repurchased a total of 37.2 million shares of our common stock for $950.7 million during fiscal 2006. All of these shares were purchased in the open market. The stock repurchase activity is one element of our overall program to deliver a consistently high return on invested capital, which we believe improves shareholder value over time. As of May 28, 2006, we had $153.3 million remaining for future common stock repurchases under the program announced in December 2005. On June 8, 2006, we announced that our Board of Directors had approved an additional $500 million stock repurchase program similar to our prior stock repurchase programs.

          We also continued our dividend program in fiscal 2006, as we paid a total of $34.2 million in cash dividends during the fiscal year. In June 2006, the Board of Directors declared a cash dividend of $0.03 per outstanding share of common stock, which was paid on July 10, 2006 to shareholders of record at the close of business on June 19, 2006.

          The following table and discussion provide an overview of our operating results for fiscal years 2006, 2005 and 2004:

Years Ended:	May 28, 2006	% Change	May 29, 2005	% Change	May 30, 2004
	(In Millions)
Net sales	$2,158.1	12.8%	$1,913.1	(3.5)%	$1,983.1
Operating income	$665.5		$398.9		$327.8
As a % of net sales	30.8%		20.9%		16.5%
Net income	$449.2		$415.3		$282.8
As a % of net sales	20.8%		21.7%		14.3%

          Net income for fiscal 2006 includes a net charge of $33.7 million for severance and restructuring expenses arising from cost reduction actions taken during the year (See Note 3 to the Consolidated Financial Statements included in our 2006 Form 10-K, goodwill impairment losses of $7.6 million, gain from sale of businesses of $28.9 million (See Note 3 to the Consolidated Financial Statements included in our 2006 Form 10-K), net intellectual property income of $4.1 million, an impairment loss on an intangible asset (other than goodwill) of $1.8 million and other operating income of $3.4 million. All of these charges and credits are pre-tax amounts. Fiscal 2006 net income also includes $24.5 million of tax expense related to the repatriation of accumulated foreign earnings under provisions of the American Jobs Creation Act of 2004.

          Net income for fiscal 2005 included a goodwill impairment loss of $86.1 million, a net charge of $23.9 million for severance and restructuring expense related to cost reduction actions (See Note 3 to the Consolidated Financial Statements included in our 2006 Form 10-K), gain from the sale of businesses of $59.9 million (See Note 3 to the Consolidated Financial Statements included in our 2006 Form 10-K), a net credit of $7.1 million related to litigation settlements, a refund of $7.4 million from the California Manufacturer's Investment Credit, net intellectual property income of $5.2 million and other operating expenses of $1.7 million. All of these charges and credits are pre-tax amounts. Fiscal 2005 net income also reflected a net tax benefit of $5.4 million, which consisted of income tax expense of $160.8 million offset by a benefit from the change in the beginning of the year valuation allowance of $166.2 million.

          Net income for fiscal 2004 included a net charge of $19.6 million for severance and restructuring expenses related to cost reduction actions (See Note 3 to the Consolidated Financial Statements included in our 2006 Form 10-K), a litigation charge of $30.0 million, net intellectual property income of $11.1 million and settlement of certain patent infringement claims for $3.1 million. All of these charges and credits are pre-tax amounts. Fiscal 2004 net income also included a $1.9 million charge (including a tax effect of $0.2 million) for the cumulative effect of a change in accounting principle as a result of the adoption of SFAS No. 143, "Accounting for Asset Retirement Obligations" (See Note 6 to the Consolidated Financial Statements included in our 2006 Form 10-K).

Net Sales

Years Ended:	May 28, 2006	% Change	May 29, 2005	% Change	May 30, 2004
	(In Millions)
Analog segment	$1,845.2	10.7%	$1,666.3	(0.7)%	$1,677.5
As a % of net sales	85.5%		87.1%		84.6%
All others	312.9	26.8%	246.8	(19.2)%	305.6
As a % of net sales	14.5%		12.9%		15.4%

Total net sales	$2,158.1		$1,913.1		$1,983.1

	100%		100%		100%

          The chart above and the following discussion are based on our reportable segments described in Note 13 to the Consolidated Financial Statements included in our 2006 Form 10-K.

          In fiscal 2006, the Analog segment represented 86 percent of our total sales compared to 87 percent in fiscal 2005. The shift in percentage was due solely to our disposition of the cordless business which had been a business unit included within our Analog segment in fiscal 2005 and 2004. In fiscal 2006, we provided foundry materials to the new owners of this business and those sales are included in the "all others" category. Analog segment sales growth in fiscal 2006 was driven by stronger customer demand levels, especially in wireless handset and portable consumer markets. We also increased our market share in the analog standard linear area during fiscal 2006. Analog unit shipments were up 11 percent in fiscal 2006 over fiscal 2005. While blended-average selling prices for the whole company were flat in fiscal 2006 compared to fiscal 2005, blended-average selling prices in our analog standard linear product portfolio were up by 5 percent. Although our analog products generally have lower blended-average selling prices than our non-analog products, they also have higher margins.

          Within the Analog segment, products sold by the power management, data conversion, amplifier (including audio amplifier products) and interface business units were the underlying drivers of the growth in sales for fiscal 2006 with increases of 20 percent, 19 percent, 18 percent and 20 percent, respectively.

          For the "all others" category, the increase in sales for fiscal 2006 over fiscal 2005 is primarily due to the foundry sales related to the cordless business that was divested in June 2005. There were no such foundry sales related to the cordless business in fiscal 2005.

          For fiscal 2006, sales increased in all geographic regions compared to fiscal 2005. The increases were 17 percent in the Asia Pacific region, 13 percent in both the Americas and Japan, and 2 percent in Europe. Sales in fiscal 2006 as a percentage of total sales increased to 49 percent in the Asia Pacific region, while remaining flat at 20 percent in the Americas and 13 percent in Japan, and decreasing to 18 percent in Europe. Foreign currency-denominated sales in fiscal 2006 were unfavorably affected by foreign currency exchange rate fluctuations as the pound sterling, euro and Japanese yen all weakened over the fiscal year against the dollar. However, the impact was minimal since less than a quarter of our total sales were denominated in a foreign currency.

          Analog segment sales were lower in fiscal 2005 compared to fiscal 2004 because efforts by distributors and customers to reduce inventories combined with lower than expected demand patterns as we exited our summer quarter caused sales in the second half of fiscal 2005 to decline significantly compared to sales in the second half of fiscal 2004. Our analog unit shipments were down 9 percent in fiscal 2005 from fiscal 2004, but blended-average analog selling prices were up by 9 percent in fiscal 2005 over fiscal 2004, reflecting both a mix of higher value products as well as some actual price increases.

          Within the Analog segment, sales from the power management area grew 9 percent in fiscal 2005 over fiscal 2004. This was driven mainly by increased activity in wireless handsets. Sales from both the audio amplifier and data conversion business units increased by 1 percent in fiscal 2005 over fiscal 2004. However, sales from the application-specific wireless (including radio frequency building blocks) and non-audio amplifier business units declined in fiscal 2005 by 11 percent and 7 percent, respectively, from fiscal 2004. The decrease in radio frequency chip sales was due to a trend in cellular handsets in which the radio function migrated from discrete building-block solutions to more highly-integrated chips. Phones that utilize integrated radios typically do not need discrete PLL building block chips, such as those sold by us.

          For fiscal 2005, sales decreased in all geographic regions compared to fiscal 2004. The decreases were 10 percent in the Americas and 3 percent in the Asia Pacific region while both Europe and Japan each decreased 1 percent. Sales in fiscal 2005 as a percentage of total sales remained flat at 20 percent in Europe and 13 percent in Japan, while the Asia Pacific region increased to 47 percent and the Americas decreased to 20 percent. Foreign currency-denominated sales in fiscal 2005 were favorably affected by foreign currency exchange rate fluctuations as the Japanese yen, pound sterling and euro all strengthened against the dollar. However, the impact was minimal since less than a quarter of our total sales was denominated in a foreign currency.

Gross Margin

Years Ended:	May 28, 2006	% Change	May 29, 2005	% Change	May 30, 2004
	(In Millions)
Net sales	$2,158.1	12.8%	$1,913.1	(3.5)%	$1,983.1
Cost of sales	885.4	(0.8)%	892.3	(8.1)%	970.8

Gross margin	$1,272.7		$1,020.8		$1,012.3

As a % of net sales	59.0%		53.4%		51.0%

          The increase in the gross margin percentage in fiscal 2006 compared to fiscal 2005 was driven by improved product mix of higher-margin analog standard linear products. Our product mix improved through our active efforts to increase the portion of our business that comes from high value, higher performance analog products, which are more proprietary in nature and can generate higher margins than products that are less proprietary or are multi-sourced. Higher factory utilization, coupled with manufacturing efficiencies, also contributed to the gross margin improvement during fiscal 2006. Wafer fabrication capacity utilization (based on wafer starts) was 83 percent in fiscal 2006 compared to 72 percent in fiscal 2005.

          The increase in gross margin percentage in fiscal 2005 compared to fiscal 2004 was mainly driven by improvements in product mix and blended-average selling prices. Our wafer-fabrication capacity utilization was actually down year over year at 72 percent in fiscal 2005 compared to 93 percent in fiscal 2004. Because of this lower utilization, we implemented mandatory factory shutdowns and initiated an action in January 2005 to eliminate 421 manufacturing personnel positions. Since our analog products generally have higher margins than non-analog products, the growth in Analog segment sales to 87 percent of total net sales in fiscal 2005 from 85 percent of total net sales in fiscal 2004 had a positive impact on gross margin, despite the lower factory utilization.

Research and Development

Years Ended:	May 28, 2006	% Change	May 29, 2005	% Change	May 30, 2004
	(In Millions)
Research and development	$326.6	(1.9)%	$333.0	(6.7)%	$357.1
As a % of net sales	15.1%		17.4%		18.0%

          Lower research and development expenses in fiscal 2006 compared to fiscal 2005 largely reflect cost savings from the businesses we divested. At the same time, we are continuing to concentrate our ongoing research and development spending on analog products and underlying analog capabilities. Although research and development spending is down as a whole and as a percentage of sales, research and development spending on our key focus areas in the Analog segment increased approximately 15 percent as we continue to invest in the development of new analog products for wireless handsets, displays, other portable devices, as well as applications for the broader markets requiring analog technology. A significant portion of our research and development is directed at power management technology.

          Lower research and development expenses in fiscal 2005 compared to fiscal 2004 reflected a full-year of cost savings from our sale and exit of the information appliance business in August 2003 and the completion in fiscal 2004 of other actions aimed at reducing our research and development expenses as a percentage of sales. R&D expenses for fiscal 2005 also reflected reductions due to the sale of the imaging and PC Super I/O businesses that occurred during the fiscal year. Total company spending in fiscal 2005 compared to fiscal 2004 was down 6 percent for new product development and 8 percent for process and support technology. Although research and development spending for the year was down as a whole and as a percentage of sales, research and development spending on our key focus areas in the Analog segment increased approximately 10 percent.

Selling, General and Administrative

Years Ended:	May 28, 2006	% Change	May 29, 2005	% Change	May 30, 2004
	(In Millions)
Selling, general and administrative	$273.9	6.7%	$256.8	(10.1)%	$285.8
As a % of net sales	12.7%		13.4%		14.4%

          The dollar increase in selling, general and administrative expenses for fiscal 2006 compared to fiscal 2005 is due primarily to higher personnel costs in fiscal 2006, mainly attributable to increased compensation and benefits. As a percentage of sales, however, our SG&A expenses were actually down slightly as we continue to manage our cost structure in line with our overall business model objectives.

          The reductions in selling, general and administrative expenses for fiscal 2005 compared to fiscal 2004 reflected our specific efforts to manage our cost structure more efficiently. In addition, we implemented discretionary cost control programs during fiscal 2005 in response to the industry-wide sales declines we saw in the early part of the fiscal year that resulted from excess inventories in the supply chain. Although to a much lesser extent than R&D expenses, SG&A expenses for fiscal 2005 also reflected some reductions due to the sale of the imaging and PC Super I/O businesses that occurred during the fiscal year. The SG&A expenses in fiscal 2005 were down from fiscal 2004 not only in actual dollars, but also as a percent of sales.

Severance and Restructuring Expenses Related to Cost Reduction Programs

          Our fiscal 2006 results include a net charge of $33.7 million for severance and restructuring expenses arising from cost reduction actions taken during the year. These actions include the phased closure of our assembly and test plant in Singapore, steps to reduce indirect manufacturing costs at our Texas plant and additional cost reduction actions primarily related to the reorganization of our product lines into two groups (Analog Signal Path Group and Power Management Group) originally announced at the end of fiscal 2005. See Note 3 to the Consolidated Financial Statements included in our 2006 Form 10-K for a more complete discussion of these actions and related charges, as well as a discussion of fiscal 2006 activity related to previously announced actions.

          Our fiscal 2005 results included a net charge of $23.9 million for severance and restructuring expenses related to several actions taken during fiscal 2005. These actions included workforce reductions connected with the divestiture of the imaging business, the streamlining of manufacturing to address the lower utilization of manufacturing facilities experienced during the fiscal year and the reorganization of our product lines into two groups effective at the beginning of fiscal 2006. See Note 3 to the Consolidated Financial Statements included in our 2006 Form 10-K for a more complete discussion of these actions and related charges.

          During fiscal 2004, we substantially completed all cost reduction actions related to our strategic profit-improvement actions initially launched in February 2003. These actions included the exit and sale of the information appliance business, and other actions aimed at improving profitability and return on invested capital. The net charge in fiscal 2004 for severance and restructuring expenses was $19.6 million. See Note 3 to the Consolidated Financial Statements included in our 2006 Form 10-K for a more complete discussion of these actions and related charges.

Gain from Sale of Businesses

          As part of our actions to reposition toward a higher-value portfolio, we have divested businesses that do not align with our business model. Our fiscal 2006 results include a gain of $0.6 million upon the completion in April 2006 of the sale of a small business unit that was developing high definition products (HDP) and a gain of $24.3 million from the sale completed in June 2005 of our cordless business unit. In connection with the sale of the cordless business unit, we also recorded an additional gain of $4.0 million, which represented contingent consideration earned when the buyer achieved certain revenue milestones set forth in the agreement. See Note 3 to the Consolidated Financial Statements included in our 2006 Form 10-K for a more complete discussion of these transactions.

          Our fiscal 2005 results included a gain of $8.8 million upon completion of the sale of certain intellectual property, inventory and equipment of our imaging business in September 2004 and a gain of $51.1 million upon close of the sale in May 2005 of our PC Super I/O business. See Note 3 to the Consolidated Financial Statements included in our 2006 Form 10-K for a more complete discussion of these transactions.

Goodwill Impairment Loss

          Our fiscal 2006 results include a $5.2 million impairment loss for goodwill in our HDP reporting unit, which arose in connection with our decision to sell that business. We also recorded an additional $2.4 million impairment loss for goodwill in our CRT reporting unit, which arose in connection with our annual evaluation of goodwill in our fiscal fourth quarter. The fair values of the HDP and CRT reporting units were determined using a discounted cash flow approach that incorporated our estimates of future sales and costs for the business units.

          Our fiscal 2005 results include an $86.1 million impairment loss for goodwill in our wireless reporting unit, which arose in connection with our annual evaluation of goodwill. The fair value of the wireless reporting unit was determined using a discounted cash flow approach that incorporated our estimates of future sales and costs for the business unit.

Interest Income and Interest Expense

Years Ended:	May 28, 2006	May 29, 2005	May 30, 2004
	(In Millions)
Interest income	$33.7	$17.4	$11.6
Interest expense	(1.9)	(1.5)	(1.2)

Interest income, net	$31.8	$15.9	$10.4

          The increase in interest income, net, for fiscal 2006 over fiscal 2005 and for fiscal 2005 over fiscal 2004 was due to higher-average cash balances and higher interest rates in each year. Interest expense in fiscal 2006 and fiscal 2005 also includes the accretion of interest associated with software license obligations.

Other Non-Operating Expense, Net

Years Ended:	May 28, 2006	May 29, 2005	May 30, 2004
	(In Millions)
Gain on investments	$8.3	$1.3	$9.4
Share in net losses of equity-method investments	(0.7)	(5.7)	(14.1)
Charitable contribution	(9.7)	—	—
Other	—	(0.5)	0.2

Total other non-operating expense, net	$(2.1)	$(4.9)	$(4.5)

          The components of other non-operating expense, net include activities related to our investments. The gain on investments in fiscal 2006 reflects the sale of shares in available-for-sale securities and a non-publicly traded company, as well as the change in unrealized holdings gains from trading securities, offset by an impairment loss on a non-marketable investment. The share of net losses in equity-method investments has declined in both fiscal 2006 and 2005 because we carried lower balances for these types of investments. The gain on investments in fiscal 2005 relates to the sale of shares in a non-publicly traded company. Net gain on investments for fiscal 2004 was primarily from the sale of shares in two non-publicly traded companies upon their acquisitions by third parties. Other non-operating expenses included a litigation settlement in fiscal 2005 and the write down to net realizable value of a note receivable.

Income Tax Expense

Years Ended:	May 28, 2006	May 29, 2005	May 30, 2004
	(In Millions)
Income tax expense	$246.0	$(5.4)	$49.0
Effective tax rate	35.4%	(1.3)%	14.7%

          We recorded income tax expense of $246.0 million in fiscal 2006. This compares to an income tax benefit of $5.4 million in fiscal 2005 and income tax expense of $49.0 million in fiscal 2004. In addition to having higher income before tax in fiscal 2006 than we had in fiscal 2005, resulting in higher taxes, the fiscal 2006 income tax expense includes an additional $24.5 million of tax expense related to the repatriation of accumulated foreign earnings under provisions of the American Jobs Creation Act of 2004.

          While income before income tax was higher in fiscal 2005 than it was in fiscal 2004, we received an income tax benefit primarily because of the recognition of additional tax benefits that had not been previously recognized. The fiscal 2005 income tax benefit included tax expense of $160.8 million, which consisted of both U.S. and non-U.S. income taxes, offset by a benefit from the change in the beginning of the year valuation allowance of $166.2 million.

          Fiscal 2004 tax expense consisted primarily of U.S. income tax, net of benefits related to prior period net operating losses and tax credits, and non-U.S. income taxes.

          Our ability to realize the net deferred tax assets ($260.4 million at May 28, 2006) is primarily dependent on our ability to generate future U.S. taxable income. We believe it is more likely than not that we will generate sufficient taxable income to utilize these tax assets. Because our ability to utilize these tax assets is dependent on future results, it is possible that we will be unable to ultimately realize some portion or all of the benefits of recognized tax assets. This could result in additions to the deferred tax asset valuation allowance and an increase to tax expense.

Foreign Operations

          Our foreign operations include manufacturing facilities in the Asia Pacific region and Europe and sales offices throughout the Asia Pacific region, Europe and Japan. A portion of the transactions at these facilities is denominated in local currency, which exposes us to risk from exchange rate fluctuations. Our exposure from expenses at foreign manufacturing facilities during fiscal 2006 was concentrated in U.K. pound sterling, Singapore dollar, Malaysian ringgit and Chinese RMB. Where practical, we hedge net non-U.S. dollar denominated asset and liability positions using forward exchange and purchased option contracts. Our exposure from foreign currency denominated revenue is limited to the Japanese yen, pound sterling and the euro. We hedge up to 100 percent of the notional value of outstanding customer orders denominated in foreign currency, using forward exchange contracts and over-the-counter foreign currency options. A portion of anticipated foreign sales commitments is at times hedged using purchased option contracts that have an original maturity of one year or less.

          At some of our international locations, we maintain defined benefit pension plans that operate in accordance with local statutes and practices. As required by the pension accounting standards, we record an adjustment for minimum pension liability to adjust the liability related to one of these plans to equal the amount of the unfunded accumulated benefit obligation. For fiscal 2006, the adjustment was $22.1 million and a corresponding amount, net of a $6.7 million tax effect, is reflected in the Consolidated Financial Statements as a component of accumulated other comprehensive loss.

Financial Market Risks

          We are exposed to financial market risks, including changes in interest rates and foreign currency exchange rates. To mitigate these risks, we use derivative financial instruments. We do not use derivative financial instruments for speculative or trading purposes.

          Due to the short-term nature of the major portion of our cash portfolio, a series of severe cuts in interest rates does have a significant impact on the amount of interest income we earn from our cash portfolio. An increase in interest rates benefits us due to our large net cash position. An increase in interest rates would not necessarily immediately increase interest expense due to the fixed rates of our existing debt obligations.

          A substantial majority of our revenue and capital spending is transacted in U.S. dollars. However, we do enter into transactions in other currencies, primarily the Japanese yen, pound sterling, euro and certain other Asian currencies. To protect against reductions in value and the volatility of future cash flows caused by changes in foreign exchange rates, we have established programs to hedge our exposure to these changes in foreign currency exchange rates. Our hedging programs reduce, but do not always eliminate, the impact of foreign currency exchange rate movements. An adverse change (defined as 15 percent in all currencies) in exchange rates would result in a decline in income before taxes of less than $5 million. This calculation assumes that each exchange rate would change in the same direction relative to the U.S. dollar. In addition to the direct effects of changes in exchange rates, these changes typically affect the volume of sales or the foreign currency sales price as competitors' products become more or less attractive. Our sensitivity analysis of the effects of changes in foreign currency exchange rates does not factor in a potential change in sales levels or local currency selling prices. All of these potential changes are based on sensitivity analyses performed on our balances as of May 28, 2006.

Liquidity and Capital Resources

Years Ended:	May 28, 2006	May 29, 2005	May 30, 2004
	(In Millions)
Net cash provided by operating activities	$795.8	$527.9	$475.3
Net cash used by investing activities	(36.0)	(69.3)	(249.8)
Net cash used by financing activities	(694.7)	(234.4)	(384.8)

Net change in cash and cash equivalents	$65.1	$224.2	$(159.3)

          The primary factors contributing to the changes in cash and cash equivalents in fiscal 2006, 2005 and 2004 are described below:

          The improvement in net income has been the primary contributor to the increase in cash generated from operating activities in fiscal years 2006 and 2005. In fiscal 2006, cash from operating activities was generated primarily from net income, adjusted for non-cash items (primarily depreciation and amortization and the tax benefit associated with stock options) combined with a positive impact that came from changes in working capital components. We also generated cash from operating activities in fiscal years 2005 and 2004 when the positive impact from net income, adjusted for non-cash items (primarily depreciation and amortization), was greater than the negative impact from changes in working capital components.

          The major use of cash for investing activities during fiscal 2006 was for investment in property, plant and equipment of $163.3 million, primarily for the purchase of machinery and equipment, which was partially offset by the proceeds of $71.0 million from the sale of our cordless and high definition products businesses, $46.9 million from the sale and maturity of available-for-sale securities and $11.6 million from the sales of investments. Major uses of cash for investing activities during fiscal 2005 included investment in property, plant and equipment of $96.6 million, primarily for the purchase of machinery and equipment, purchases of available for sale securities of $16.8 million, and payments for security deposits on leased equipment of $21.8 million. These were partially offset by proceeds of $71.5 million from the sale of assets associated with the imaging and PC Super I/O businesses. Major uses of cash for investing activities during fiscal 2004 included investment in property, plant and equipment of $215.3 million, primarily for the purchase of machinery and equipment, net purchases of available-for-sale securities of $27.7 million and payments for security deposits on leased equipment of $20.1 million.

          The primary use of cash from our financing activities in fiscal 2006 was for the repurchase of 37.2 million shares of our common stock for $950.7 million. All of these shares were repurchased in the open market. We also used cash to pay $34.2 million in cash dividends and $13.1 million on software license obligations. These amounts were partially offset by proceeds of $303.3 million from the issuance of common stock under employee benefit plans. The primary use of cash from our financing activities in fiscal 2005 was for the repurchase of 18.8 million shares of our common stock for $323.5 million. Of these shares, 17.6 million shares were repurchased in the open market for $298.5 million and the remaining 1.2 million shares were repurchased through privately negotiated transactions with a major financial institution. We also used cash in fiscal 2005 to make payments of $15.2 million on software license obligations and $14.1 million for cash dividends. These amounts were partially offset by proceeds of $118.4 million from the issuance of common stock under employee benefit plans. The primary use of cash from our financing activities in fiscal 2004 came from our repurchase of a total of 32.4 million shares of our common stock for $542.5 million, net advances of $29.4 million to acquire our common stock and payments of $22.7 million on software license obligations. A portion (15.7 million shares) of the stock repurchase was transacted directly with a major financial institution and the remainder in the open market. These uses of cash were partially offset by proceeds of $211.9 million from the issuance of common stock under employee benefit plans.

          On June 8, 2006, our Board of Directors declared a cash dividend of $0.03 per outstanding share of common stock to be paid on July 10, 2006 to shareholders of record at the close of business on June 19, 2006. At the same time, we also announced that our Board of Directors approved a new $500 million stock repurchase program similar to the previous programs approved in fiscal 2005 and 2004. The stock repurchase program is consistent with our current business model which focuses on higher-value analog products and, therefore, is less capital intensive than it has been historically. As of May 28, 2006, we had $153.3 million remaining for future common stock repurchases under the program announced in December 2005. We also made a $20.0 million contribution to one of our international defined benefit pension plans in March 2006 and we plan to continue to fund the plan in the future to adequately meet the minimum funding requirements under local statutes.

          The following table provides a summary of the effect on liquidity and cash flows from our contractual obligations as of May 28, 2006:

	Payments due by period:
	Total	Less than 1 Year	1-3 Years	3-5 Years	More than 5 Years
	(In Millions)
Debt obligations	$21.1	$—	$20.9	$—	$0.2
Operating lease obligations:
Non-cancelable operating leases	52.7	27.0	19.9	4.9	0.9
Purchase Obligations:
CAD software licensing agreements	29.6	9.9	19.7	—	—
Utility contract	19.5	6.5	13.0	—	—
Other	6.2	3.8	2.4	—	—

Total	$129.1	$47.2	$75.9	$4.9	$1.1

Commercial Commitments:
Standby letters of credit under bank multicurrency agreement	$7.6	$5.6	$2.0	$—	$—

          In addition, as of May 28, 2006, capital purchase commitments were $52.8 million.

          We do not currently have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which might be established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes. We do not engage in trading activities involving non-exchange traded contracts. As a result, we do not believe we are materially exposed to financing, liquidity, market or credit risks that could arise if we had engaged in these relationships.

BUSINESS

  General

          We are one of the world's leading semiconductor companies focused on analog and mixed-signal integrated circuits, or ICs. Founded in 1959, we design, manufacture, and market high-value, high performance, analog-intensive solutions that are differentiated by energy efficiency, portability, better audio, sharper images and higher performance in electronic systems. We have a diversified product portfolio which includes products such as power management circuits, audio and operational amplifiers, display drivers, communication interface products, and data conversion solutions. Our portfolio of over 14,000 products is sold to a diversified group of end-customers. We target a broad range of markets and applications such as:

•	wireless handsets	•	a broad range of portable applications
•	displays	•	automotive applications
•	networks	•	test and measurement applications
•	industrial markets	•	medical applications
•	wireless basestations

          We benefit from an extensive intellectual property portfolio that includes more than 2,700 patents. We are focused on supporting the innovation needed for a strong new product development pipeline. For the nine-month period ended February 25, 2007, our net sales were $1.5 billion, our operating income was $375.6 million and our net income was $285.2 million.

          In calendar year 2006, we had a 12 percent market share in standard linear analog ICs according to the World Semiconductor Trade Statistics, or WSTS. This market share percentage makes us the third largest provider of standard linear analog ICs according to a recognized semiconductor market intelligence provider. Standard linear products are defined as amplifiers, data converters, regulators and references (power management), and interface products, representing the fundamental circuits that electronic systems need in order to deal with continuously varying signals of the real world, such as light, sound, pressure, and speed. Within the standard linear analog market, our greatest strengths have historically been in the power management, amplifier, and interface areas. In calendar year 2006, we were the second largest provider of both power management and interface integrated circuits, and the third largest provider of amplifiers, also according to a recognized semiconductor market intelligence provider. We focus on high performance opportunities within the standard linear market, as high performance ICs both have the most stringent performance requirements, enabling us to add the most value to our customers, and tend to be more proprietary in nature, typically resulting in higher gross margins.

          National was incorporated in the state of Delaware in 1959 and our headquarters have been in Santa Clara, California since 1967. Our fiscal year ends on the last Sunday of May and references in this document to fiscal 2006 refer to our fiscal year ended May 28, 2006. References to fiscal 2005 refer to our fiscal year ended May 29, 2005 and to fiscal 2004 refer to our fiscal year ended May 30, 2004. Our fiscal 2006 and 2005 had 52-week years and fiscal 2004 had a 53-week year. On our "Investor Information" website, located at www.national.com, we post the following filings as soon as reasonably practicable after they are electronically filed with or furnished to the Securities and Exchange Commission: our annual report on Form 10-K, our quarterly reports on Form 10-Q, our current reports on Form 8-K and any amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934. All of the filings on our website are available free of charge. We also maintain certain corporate governance documents on our website, including our Code of Conduct and Ethics, Governance Committee Charter, Compensation Committee Charter, Audit Committee Charter and Other Governance Policies. We will provide a printed copy of any of these documents to any shareholder who requests it. We do not intend for information found on our website to be part of this document or part of any other report or filing with the SEC.

Recent Highlights

          Throughout fiscal 2006 and the first nine months of fiscal 2007, we continued to focus on addressing analog product areas, particularly in the analog standard linear categories. The WSTS define "standard linear" as amplifiers, data converters, regulators and references (power management products), and interface. As a part of our business focus, we periodically identify opportunities to improve our cost structure or to divest or reduce involvement in product areas that are not in line with our business objectives. In June 2005, we completed the sale of our cordless business unit in Europe to HgCapital. In July 2005, we announced a planned closure of our assembly and test plant in Singapore in a phased shutdown with the plant's volume to be consolidated into our other assembly and test facilities in Malaysia and China. The closure activities occurred throughout fiscal 2006 and were completed by the end of our first quarter of fiscal 2007. In November 2005, we took steps to reduce indirect manufacturing costs at our Texas plant. This included a change in the plant's organizational structure and a reduction of its workforce.

          In late fiscal 2006, we began upgrading and repositioning the wafer-manufacturing capacity at our facility in Greenock, Scotland to specifically support our high-value, high-performance analog products. This capital investment project is focused on aligning our manufacturing capabilities with expected future demand and on improving equipment productivity and efficiency in the factory. In fiscal 2007, we began the conversion of certain wafer-manufacturing capacity at our Texas facility from 150mm to 200mm wafer-manufacturing capacity, also to support our high-value, high-performance analog products. The expected improvement in manufacturing efficiency from both projects will reduce direct labor requirements at both plants and, as a result, we have had workforce reductions at both plants.

          Our sales and gross margin percentage in fiscal 2006 were both higher than they were in the preceding fiscal year. Although sales have declined in the first nine months of fiscal 2007, gross margin has increased slightly. The continued improvement in gross margin reflects growth in our higher margin analog products. We continue our focus on improving our gross margin relative to sales with our research and development investments aimed primarily at high-value growth areas in analog standard linear markets.

          We continued our stock repurchase program in fiscal 2007. Stock was repurchased in the first nine months of fiscal 2007 under two programs: (i) the $400 million stock repurchase program announced in December 2005 which was completed during the first quarter of fiscal 2007; and (ii) the $500 million stock repurchase program announced in June 2006. Under these programs we repurchased a total of 26.0 million shares of our common stock for $603.8 million during the first nine months of fiscal 2007. All of these shares were purchased in the open market. The stock repurchase program is one element of our overall effort to deliver a consistently high return on invested capital, which we believe improves shareholder value over time. As of February 25, 2007, we had $49.5 million remaining for future common stock repurchases under the program announced in June 2006. In March 2007, we announced that our Board of Directors had approved an additional $500 million stock repurchase program similar to our prior stock repurchase programs. During the period after the end of our fiscal 2007 third quarter through April 4, 2007, we repurchased 2.4 million shares of our common stock for $58.2 million. These purchases were made under the stock repurchase programs announced in June 2006 and March 2007.

          We also continued our dividend program in fiscal 2007, as we paid a total of $32.5 million in cash dividends in the first nine months of fiscal 2007. In March 2007, our Board of Directors declared a cash dividend of $0.04 per outstanding share of common stock, which was paid on April 9, 2007 to shareholders of record at the close of business on March 19, 2007.

Products

          Semiconductors are integrated circuits (in which a number of transistors and other elements are combined to form a more complicated circuit) or discrete devices (such as individual transistors). In an integrated circuit, various components are fabricated in a small area or "chip" of silicon, which is then encapsulated in plastic, ceramic or other advanced forms of packaging and connected to a circuit board or substrate.

          We manufacture an extensive range of analog intensive and mixed-signal integrated circuits, which are used in numerous applications. While no precise industry definition exists for analog and mixed-signal devices, we consider products which process analog information or convert analog to digital or digital to analog as analog and mixed-signal devices.

          We are a leading supplier of analog and mixed-signal products, serving both broad based markets such as the industrial, communications, computing, consumer, medical and automotive markets, and more narrowly defined markets such as wireless handsets, LCD monitors, personal computers and HDTVs. Our analog and mixed-signal devices include:

•	operational and audio amplifiers	•	communication interface circuits
•	power references, regulators and switchers	•	flat panel display drivers and signal processors
•	analog to digital or digital-to-analog converters	•	radio frequency integrated circuits

          Other products with significant analog content include products for local area and wireless networking and wireless communications.

          Other product offerings that are not analog or mixed-signal include microcontrollers, connectivity processors and embedded BluetoothTM solutions that collectively serve a wide variety of applications in the wireless, personal computer, industrial, automotive, consumer and communication markets.

          Our diverse portfolio of intellectual property enables us to develop building block products, application-specific standard products and custom large-scale integrations for our customers. Our high-performance building blocks and application-specific standard products allow our customers to solve challenging technical problems and to differentiate their systems in a way that is beneficial to the end user.

          With our leadership in innovative packaging and analog process technology, we can address growth opportunities that depend upon the critical elements of efficiency, physical size and performance. We continue to focus on directly servicing the top tier original equipment manufacturers in many markets and on expanding our presence for a broader range of customers through our franchised distributors.

Corporate Organization

          Our various product line business units are combined to form groups. During fiscal 2006 and the first nine months of fiscal 2007, our operations were organized in two groups: the Power Management Group and the Analog Signal Path Group.

Power Management Group

          Our Power Management Group contains five different business units in the power management area which form the Power Management Division, as well as three other business units that address displays, device connectivity and ASIC & telecom.

          Power management refers to the conversion and management of power consumption in electronic systems. Integrated circuits such as digital processors, analog to digital converters and light emitting diodes each require different power sources to operate. Power management ICs convert and regulate voltages to ensure these products operate to their fullest potential with the lowest overall power consumption. Our power management portfolio provides our customers valuable solutions to solve their power conversion needs.

          The Power Management Division designs, develops and manufactures a wide range of products including:

  •
  high-efficiency switching voltage regulators and controllers

  •
  high-performance low drop-out voltage regulators

  •
  accurate white LED drivers

  •
  precision voltage references

  •
  battery management integrated circuits

          We are growing our power management business by balancing our focus between broad customer needs and specific target markets. We continue to strengthen our broad portfolio of power management ICs which can address customer needs in a variety of end-markets such as consumer, industrial, medical, automotive and communications infrastructure markets. At the same time, we focus on markets, such as portable electronic devices and displays, which provide significant growth while valuing the performance our products deliver, such as power consumption efficiency and size reduction.

          We continue to push the performance envelope of power management building blocks in terms of providing greater efficiency, increased power density, tighter accuracy and wider voltage ranges. These building block products serve as the starting point for the development of highly integrated application-specific standard products for high volume applications.

          The Displays business unit develops technology leadership products for the liquid crystal display (LCD) panel market. The end products in this market include LCD TV displays, handheld devices, notebook thin film transistor (TFT) panels and flat panel monitors. The devices we produce to address these products include timing controllers, low voltage differential signal (LVDS) data receivers, LVDS transmitters and integrated display drivers. We continue to demonstrate our innovation in the displays space through the proliferation of new display architecture standards. For example, our Mobile PixelLink (MPL) technology enables reduced power and wire count in handheld devices. Also, our point-to-point differential signaling (PPDS) technology for LCD TVs enables cinema quality display performance featuring 10-bit "Deep Color" with independent programmable gamma. We have licensed our PPDS technology to major column driver providers including Sharp, Himax, ST Micro and Magnachip.

          The Device Connectivity business unit supplies connectivity devices, embedded BluetoothTM solutions, general-purpose microcontrollers and DVD chipset solutions. Applications include BluetoothTM accessories, telematics (automotive) and industrial equipment. Our general-purpose 8 and 16 bit microcontrollers address a wide variety of applications in the industrial, automotive, consumer and communication markets.

          The ASIC & Telecom business unit supplies user-designed application specific products in the form of standard cells and gate arrays, key telecommunications components for analog and digital line cards, as well as AC97-compliant audio codecs for consumer and automotive applications. This business unit also handles the logistics for providing materials and services to third parties in support of the transitional service agreements associated with businesses that we have divested.

Analog Signal Path Group

          Key business units under the Analog Signal Path Group include the Amplifiers, Audio, Data Conversion and Interface business units, as well as Hi-Rel operations. The analog signal path refers to the analog technology that is applied during the path that information or data travels along from the point where it enters the electronic equipment, is conditioned, converted and processed to the point where it is sent out. Our analog signal path products provide a vital technology link that allows the user to connect to digital information. They are used to enable and enrich the user experience of sight and sound of many electronic applications. In addition to providing the real world interfaces, analog signal path products are used extensively in signal conditioning, signal conversion (from analog to digital and vice versa) and high-speed signal interfacing applications.

          The Analog Signal Path Group designs, develops and manufactures a wide range of products including:

  •
  high-performance operational amplifiers

  •
  high-performance analog-to-digital converters and digital-to-analog converters

  •
  high-speed signal conditioning products

  •
  precision timing products

  •
  high-efficiency audio amplifiers

  •
  thermal management products

          We are expanding our presence in the broader markets by developing more high-performance analog products that can address various applications in the broad consumer, industrial, medical, automotive and communications infrastructure markets. With our growing product portfolio of high-performance building blocks, we continue to improve performance by providing greater precision, higher speed and lower power which our customers value. These building block products serve as the starting point for the development of highly integrated application-specific standard products for high volume applications.

          The Hi-Rel business unit of the Analog Signal Path Group supplies integrated circuits and contract services to the high reliability market, which includes avionics, defense, space and the federal government.

Worldwide Marketing and Sales Group, Technology Development Group and Manufacturing Operations Group

          Separate from our business operating groups, our corporate structure in fiscal 2006 and the first nine months of fiscal 2007 includes a centralized Worldwide Marketing and Sales Group, a Technology Development Group and a Manufacturing Operations Group.

          The Worldwide Marketing and Sales Group unites our global sales and marketing organization which is structured around the four major regions of the world where we operate (the Americas, Europe, Japan and Asia Pacific).

          The Technology Development Group is a centralized worldwide organization which encompasses process development, technology infrastructure and shared engineering services. Process development undertakes research in and development of proprietary processes for the manufacture of our products. Technology infrastructure provides a range of process libraries, product cores and software, and the selection and support of computer aided design tools used in the design, layout and simulation of our products. Engineering services provide test development and reliability services used across all of our product lines.

          The Manufacturing Operations Group is a centralized worldwide organization that manages all production, including outsourced manufacturing, global logistics, and packaging technology.

Segment Financial Information and Geographic Information

          For segment reporting purposes, each of our product line business units represents an operating segment as defined under Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. Business units that have similarities, including economic characteristics, underlying technology, markets and customers, are aggregated into larger segments. Under the criteria in SFAS No. 131, Analog is our only reportable segment for fiscal 2006. The remaining business units that are not included in the Analog reportable segment are grouped as "All Other."

          For further financial information on the Analog reportable segment, as well as geographic information, refer to the information contained in Note 13, "Segment and Geographic Information," in the Notes to the Consolidated Financial Statements included in Item 8 of our 2006 Form 10-K.

Marketing and Sales

          We market our products globally to original equipment manufacturers and original design manufacturers through a direct sales force. Some of our major OEMs include:

•	Apple Computer	•	Motorola	•	Siemens
•	Canon	•	Nokia	•	Sony
•	LG Electronics	•	Robert Bosch	•	Sony — Ericsson Mobile Communications
•	L.M. Ericsson	•	Samsung	•	Tektronix
•	Matsushita	•	Seagate	•	Toshiba
	Electric	•	Sharp

          There is a prevalent trend in the technology industry where OEMs use contract manufacturers to build their products and ODMs to design and build products. As a result, our design wins with major OEMs, particularly in the personal computer and cellular phone markets, can ultimately result in sales to a third party manufacturer.

          In addition to our direct sales force, we use distributors in our four geographic business regions. Approximately 54 percent of our net sales in the first nine months of fiscal 2007 and 51 percent of our net sales in fiscal 2006 were made to distributors. In line with industry practices, we generally credit distributors for the effect of price reductions on their inventory of our products and, under specific conditions, we repurchase products that we have discontinued. Distributors do not have the right to return product except under customary warranty provisions. The programs we offer to our distributors include the following:

  •
  Allowance involving pricing and volume. We refer to this as the "contract sales debit" program.

  •
  Allowance for inventory scrap. We refer to this as the "scrap allowance" program.

  •
  Discount for early payment. We refer to this as the "prompt payment" program.

          Under the contract sales debit program, products are sold to distributors at standard published prices that are contained in price books that are broadly provided to our various distributors. Distributors are required to pay for this product within our standard commercial terms. After the initial purchase of the product, the distributor has the opportunity to request a price allowance for a particular part number depending on the current market conditions for that specific part as well as volume considerations. This request is made prior to the distributor reselling the part. Once we have approved an allowance to the distributor, the distributor proceeds with the resale of the product and credits are issued to the distributor in accordance with the specific allowance that we approved. Periodically, we issue new distributor price books. For those parts for which the standard prices have been reduced, we provide an immediate credit to distributors for inventory quantities they have on hand.

          Under the scrap allowance program, certain distributors are given a contractually defined allowance to cover the cost of any scrap they might incur. The amount of the allowance is specifically agreed upon with each distributor.

          Under the prompt payment program, certain distributors are granted a fixed percentage discount off the invoice price for payment earlier than our standard commercial terms. This program was discontinued during fiscal 2006 for substantially all of our distributors, except those in the Japanese region.

          Our regional facilities in the United States, Europe, Japan and Asia Pacific handle local customer support. These customer support centers respond to inquiries on product pricing and availability, pre-sale customer technical support requests, order entry and scheduling, and post-sale support under our product warranty provisions. The technical support provided to our customers consists of marketing activities that occur prior to sale of product to our customers and for which we have no contractual obligation and no fees are charged. Technical support consists primarily of aiding customers in product selection and answering questions about our products.

          We augment our sales effort with application engineers based in the field. These engineers are specialists in our product portfolio and work with customers to identify and design our integrated circuits into customers' products and applications. These engineers also help identify emerging markets for new products and are supported by our design centers in the field or at manufacturing sites.

          We also provide web-based, on-line tools that allow customers and potential customers to select our devices, create a design using our parts, and simulate performance of that design.

Customers

          Our top ten customers combined represented approximately 65 percent of total accounts receivable at February 25, 2007 and 46 percent of total accounts receivable at February 26, 2006. Our top ten customers combined represented approximately 64 percent of total accounts receivable at May 28, 2006 and approximately 49 percent at May 29, 2005. The distributor Avnet accounted for 14 percent of our net sales during the first nine months of fiscal 2007, 12 percent of our net sales for the first nine months of fiscal 2006, 12 percent of our net sales in fiscal 2006, and 11 percent of our net sales in both fiscal 2005 and 2004. In addition, the distributor Arrow accounted for 13 percent of our net sales for the first nine months of fiscal 2007, and 12 percent of our net sales for the first nine months of fiscal 2006. Arrow also accounted for 12 percent of our net sales in fiscal 2006 and 10 percent of our net sales in both fiscal 2005 and 2004. Although we do not have any other customers with sales greater than 10 percent, we do have several large OEM customers that manufacture and market wireless handsets, among other electronic products. These customers typically purchase a range of different products from us. If any one of these customers were to cease purchasing products from us within a very short timeframe, such as within one quarter, it could have a negative impact on our financial results for that period. However, we have not had any such experience to date.

Backlog

          In accordance with industry practice, we frequently revise semiconductor backlog quantities and shipment schedules under outstanding purchase orders to reflect changes in customer needs. We rarely formally enforce binding agreements for the sale of specific quantities at specific prices that are contractually subject to price or quantity revisions, consistent with industry practice. For these reasons, we do not believe it is meaningful to disclose the amount of backlog at any particular date.

Seasonality

          We are affected by the seasonal trends in the semiconductor and related industries. We typically experience sequentially lower sales in our first and third fiscal quarters, primarily due to customer vacation and holiday schedules. Sales usually reach a seasonal peak in our fourth fiscal quarter. This typical trend has not occurred in the first nine months of fiscal 2007, as we have seen sequential declines in sales during each of the first three fiscal quarters. This trend was also not seen during fiscal 2006, as sales in our third fiscal quarter, which are typically lower, were slightly higher than sales in the preceding second quarter. During the third quarter, sales from broader markets served through our distribution channel were strong and more than offset the expected seasonal decline in sales from products that serve wireless handsets. Sales did peak for the fourth quarter of fiscal 2006.

Manufacturing

          The design of semiconductor and integrated circuit products is shaped by general market needs and customer requirements. Following product design and development, we generally produce integrated circuits in the following steps:

  •
  Wafer Fabrication. Product designs are compiled and digitized by state of the art design equipment and then transferred to silicon wafers in a series of complex precision processes that include oxidation, lithography, chemical etching, diffusion, deposition, implantation and metallization.

  •
  Product Sort. The silicon wafers are tested and separated into individual circuit devices.

  •
  Product Assembly. Tiny wires are used to connect the electronic circuits on the device to the stronger metal leads of the package in which the device is encapsulated for protection.

  •
  Final Test. The devices are subjected to a series of vigorous tests using computerized circuit testers and, for certain applications, environmental testers such as burn-in ovens, centrifuges, temperature cycle or moisture resistance testers, salt atmosphere testers and thermal shock testers.

  •
  Coating. Certain devices in the analog portfolio are designed to be used without traditional packaging. In this case, the integrated circuit is coated with a protective material and mounted directly onto the circuit board.

          Wafer fabrication is concentrated in two facilities in the United States and one in Scotland. During fiscal 2006, nearly all product assembly and final test operations were performed at our facilities located in Malaysia and China. In July 2005, we announced a plan to close our assembly and test facility in Singapore and consolidate its production volume into our other assembly and test facilities in Malaysia and China. The majority of closure activities took place during fiscal 2006 and the remainder were completed in the first quarter of fiscal 2007. We currently do not anticipate any additional facility closures in the foreseeable future. We routinely use subcontractors to perform certain manufacturing functions in the United States, Europe, Israel, Southeast Asia, China and Japan to address capacity and other economic issues.

          Our wafer manufacturing processes include Bipolar, Metal Oxide Silicon, Complementary Metal Oxide Silicon and Bipolar Complementary Metal Oxide Silicon technologies, including Silicon Germanium. Our efforts are heavily focused on proprietary processes that support our analog portfolio of products, which address wireless handsets, displays, computers and a broad variety of other electronic applications. The feature size of the individual transistors on a chip is measured in microns; one micron equals one millionth of a meter. As products decrease in size and increase in functionality, our wafer fabrication facilities must be able to manufacture integrated circuits with sub-micron circuit pattern widths. This precision fabrication carries over to assembly and test operations, where advanced packaging technology and comprehensive testing are required to address the ever increasing performance and complexity embedded in integrated circuits.

Raw Materials

          Our manufacturing processes use certain key raw materials critical to our products. These include silicon wafers, certain chemicals and gases, ceramic and plastic packaging materials and various precious metals. We also rely on subcontractors to supply finished or semi-finished products which we then market through our sales channels. We obtain raw materials and semi-finished or finished products from various sources, although the number of sources for any particular material or product is relatively limited. We believe our current supply of essential materials is sufficient to meet our needs. However, shortages have occurred from time to time and could occur again. Significant increases in demand, rapid product mix changes or natural disasters could affect our ability to procure materials or goods.

Research and Development

          Our research and development efforts consist of research in metallurgical, electro-mechanical and solid-state sciences, manufacturing process development and product design. Research and development of most process technologies are conducted by our technology development group. Specific product design and development is generally done in our business units. Total R&D expenses were $268.0 million, or 18.2% of sales, during the first nine months of fiscal 2007, as compared to $241.4 million, or 15.2% of sales, during the first nine months of fiscal 2006. Total R&D expenses were $326.6 million for fiscal 2006, or 15 percent of net sales, compared to $333.0 million for fiscal 2005, or 17 percent of net sales, and $357.1 million for fiscal 2004, or 18 percent of net sales.

          The increase in research and development expenses in the first nine months of fiscal 2007 compared to the same period of fiscal 2006 is primarily due to the inclusion of share-based compensation expense as a result of the adoption of SFAS No. 123(R) beginning in fiscal 2007. Lower research and development expenses in fiscal 2006 compared to fiscal 2005 largely reflect cost savings from two businesses we divested at or near the end of fiscal 2005. We continue to concentrate our ongoing research and development spending on analog products and underlying analog capabilities and we continue to invest in the development of new analog products that can serve application in a wide variety of end markets such as portable electronics, flat-panel displays, communications infrastructure, industrial and medical. A significant portion of our research and development is directed at power management technology.

Patents

          We own numerous United States and non-U.S. patents and have many patent applications pending. We consider the development of patents and the maintenance of an active patent program advantageous to the conduct of our business. However, we believe that continued success will depend more on engineering, production, marketing, financial and managerial skills than on our patent program. We license certain of our patents to other manufacturers and participate in a number of cross licensing arrangements and agreements with other parties. Each license agreement has unique terms and conditions, with variations as to length of term, royalties payable, permitted uses and scope. The majority of these agreements are cross-licenses in which we grant a broad license to our intellectual property in exchange for receiving a similar corresponding license from the other party, and none are exclusive. The amount of income we have received from licensing agreements has varied in the past, and we cannot precisely forecast the amount and timing of future income from licensing agreements. On an overall basis, we believe that no single license agreement is material to us, either in terms of royalty payments due or payable or intellectual property rights granted or received.

Employees

          At May 28, 2006, we employed approximately 8,500 people of whom approximately 3,500 were employed in the United States, 800 in Europe, 3,200 in Southeast Asia, 900 in China and 100 in other regions. We believe that our future success depends fundamentally on our ability to recruit and retain skilled technical and professional personnel. Our employees in the United States are not covered by collective bargaining agreements. We consider our employee relations worldwide to be favorable.

Competition

          Competition in the semiconductor industry is intense. With our focus on high-value analog, our major competitors include Analog Devices, Linear Technology, Maxim and Texas Instruments. In some cases, we may also compete with our customers. Competition is based on design and quality of products, product performance, price and service, with the relative importance of these factors varying among products and markets.

          We cannot assure you that we will be able to compete successfully in the future against existing or new competitors or that our operating results will not be adversely affected by increased competition.

Environmental Regulations

          To date, our compliance with foreign, federal, state and local laws and regulations that have been enacted to regulate the environment has not had a material adverse effect on our capital expenditures, earnings, competitive or financial position. For more information, see Item 3, "Legal Proceedings" and Note 12, "Commitments and Contingencies" to the Consolidated Financial Statements in Item 8 of our 2006 Form 10-K. However, we could be subject to fines, suspension of production, alteration of our manufacturing processes or cessation of our operations if we fail to comply with present or future statutes and regulations governing the use, storage, handling, discharge or disposal of toxic, volatile or otherwise hazardous chemicals used in our manufacturing processes.

DESCRIPTION OF NOTES

          The following description of certain material terms of the floating rate notes, the 2012 notes and the 2017 notes offered hereby (collectively, the "notes") does not purport to be complete. This description adds information to the description of the general terms and provisions of the debt securities in the accompanying prospectus. To the extent this summary differs from the summary in the accompanying prospectus, you should rely on the description of notes in this prospectus supplement.

          The notes will be issued under and governed by an indenture dated as of June    , 2007 (the "base indenture") between us and The Bank of New York Trust Company, N.A., as trustee (the "trustee"), as supplemented by supplemental indentures to be entered into between us and the trustee (together with the base indenture, the "indenture"). Although for convenience the floating rate notes, the 2012 notes and the 2017 notes are referred to as the "notes," each will be issued as a separate series and will not together have any class voting rights. Accordingly, for purposes of this Description of Notes, references to the "notes" shall be deemed to refer to each series of notes separately, and not to the floating rate notes, the 2012 notes and the 2017 notes on any combined basis. The following description is subject to, and is qualified in its entirety by reference to, the indenture. Unless otherwise defined herein, capitalized terms used in the following description are defined in the indenture. As used in the following description, the terms "National Semiconductor," "we," "us," "our" and "Company" refer to National Semiconductor Corporation, a Delaware corporation, and not any of its subsidiaries, unless the context requires otherwise.

          We urge you to read the indenture (including definitions of terms used therein) because it, and not this description, defines your rights as a beneficial holder of the notes. You may request copies of the indenture from us at our address set forth under "Incorporation of Certain Documents by Reference" in the accompanying prospectus.

General

          The notes are series of senior debt securities issued under the indenture. The trustee will also act as registrar, paying agent and authenticating agent and perform administrative duties for us, such as sending out interest payments and notices under the indenture.

          The aggregate principal amount of the three separate series of notes offered hereby will initially be limited to $1,000,000,000. The floating rate notes will be initially limited to $    aggregate principal amount and will mature on    , 2010. The 2012 notes will be initially limited to $    aggregate principal amount and will mature on     , 2012. The 2017 notes will be initially limited to $    aggregate principal amount and will mature on    , 2017. The notes will be issued only in fully registered form without coupons, in minimum denominations of $2,000 with integral multiples of $1,000 thereof. The notes are general unsecured senior obligations of National Semiconductor and will rank equally in right of payment with all of our other unsecured senior indebtedness, whether currently existing or incurred in the future. As of February 25, 2007, we had $20.6 million in aggregate principal amount of unsecured senior indebtedness outstanding. See "Capitalization." The notes will be senior in right of payment to our subordinated indebtedness, and be effectively junior in right of payment to our secured indebtedness to the extent of the value of the collateral securing that indebtedness. The notes will not be guaranteed by any of our subsidiaries and thus will be effectively subordinated to any existing or future indebtedness or other liabilities, including trade payables, of any of our subsidiaries. The notes are not subject to, and do not have the benefit of, any sinking fund.

          The 2012 notes will bear interest at a fixed rate per year of    %, starting on June    , 2007 and ending on their maturity date. Interest on the 2012 notes will be payable semiannually on June 15 and December 15 of each year, starting on December 15, 2007. All payments of interest on the 2012 notes will be made to the persons in whose names the 2012 notes are registered on the June 1 or December 1 next preceding the applicable interest payment date.

          The 2017 notes will bear interest at a fixed rate per year of    %, starting on June    , 2007 and ending on their maturity date. Interest on the 2017 notes will be payable semiannually on June 15 and December 15 of each year, starting on December 15, 2007. All payments of interest on the 2017 notes will be made to the persons in whose names the 2017 notes are registered on the June 1 or December 1 next preceding the applicable interest payment date.

          Interest on the floating rate notes will be payable quarterly on March 15, June 15, September 15 and December 15 of each year, starting on September 15, 2007, to the persons in whose names the floating rate notes are registered on the March 1, June 1, September 1 or December 1 next preceding the applicable interest payment date.

          The floating rate notes will bear interest, starting on June    , 2007 and ending on their maturity date, at a rate per year, reset quarterly (the "interest reset period" and the first date in such period, the "interest reset date"), equal to three-month LIBOR plus    %, to be determined by the calculation agent. The interest rate on the floating rate notes applicable to each interest reset period commencing on the related interest reset date, or the original issue date in the case of the initial interest reset period, will be the rate determined as of the applicable interest determination date. The "interest determination date" will be the second London business day immediately preceding the original issue date, in the case of the initial interest reset period, or thereafter the applicable interest reset date.

          The Bank of New York Trust Company, N.A., or its successor appointed by us, will act as calculation agent with respect to the floating rate notes. Three-month LIBOR will be determined by the calculation agent as of the applicable interest determination date in accordance with the following provisions:

            (i)  LIBOR is the rate for deposits in U.S. dollars for the three-month period which appears on Reuters on page LIBOR 01 at approximately 11:00 A.M., London time, on the applicable interest determination date. If no rate appears on Reuters on page LIBOR 01, LIBOR for such interest determination date will be determined in accordance with the provisions of paragraph (ii) below.

            (ii)  With respect to an interest determination date on which no rate appears on Reuters on page LIBOR 01 at approximately 11:00 a.m., London time, on such interest determination date, the calculation agent shall request the principal London offices of each of four major reference banks (which may include an affiliate of the underwriter) in the London interbank market selected by the calculation agent (after consultation with us) to provide the calculation agent with a quotation of the rate at which deposits of U.S. dollars having a three-month maturity, commencing on the second London business day immediately following such interest determination date, are offered by it to prime banks in the London interbank market as of approximately 11:00 a.m., London time, on such interest determination date in a principal amount equal to an amount of not less than $1,000,000 that is representative for a single transaction in such market at such time. If at least two such quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of such quotations as calculated by the calculation agent. If fewer than two quotations are provided, LIBOR for such interest determination date will be the arithmetic mean of the rates quoted at approximately 11:00 a.m., New York City time, on such interest determination date by three major banks (which may include an affiliate of the underwriter) selected by the calculation agent (after consultation with us) for loans in U.S. dollars to leading European banks having a three-month maturity commencing on the second London business day immediately following such interest determination date and in a principal amount equal to an amount of not less than $2,000,000 that is representative for a single transaction in such market at such time; provided, however, that if the banks selected as aforesaid by the calculation agent are not quoting such rates as mentioned in this sentence, LIBOR for such interest determination date will be LIBOR determined with respect to the immediately preceding interest determination date.

          All percentages resulting from any calculation of any interest rate for the floating rate notes will be rounded, if necessary, to the nearest one hundred thousandth of a percentage point, with five one-millionths of a percentage point rounded upward.

          Promptly upon such determination, the calculation agent will notify us and the trustee (if the calculation agent is not the trustee) of the interest rate for the new interest reset period. Upon request of a holder of the floating rate notes, the calculation agent will provide to such holder the interest rate in effect on the date of such request and, if determined, the interest rate for the next interest reset period.

          All calculations made by the calculation agent for the purposes of calculating interest on the floating rate notes shall be conclusive and binding on the holders and us, absent manifest error.

          Interest on the 2012 notes and the 2017 notes will be calculated on the basis of a 360-day year comprised of twelve 30-day months. Interest on the floating rate notes will be calculated on the basis of a 360-day year using the actual number of days elapsed from and including an interest payment date to but excluding the next succeeding interest payment date. All dollar amounts resulting from this calculation will be rounded to the nearest cent.

          The notes will initially be evidenced by one or more global notes deposited with a custodian for, and registered in the name of, a nominee of DTC. Except as described herein, beneficial interests in the global notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its direct and indirect participants. We do not intend to list the notes on any national securities exchange or include the notes in any automated quotation systems.

          Payments of principal of and interest on the notes issued in book-entry form will be made as described below under "— Book-Entry Delivery and Form — Depositary Procedures." Payments of principal of and interest on the notes issued in definitive form, if any, will be made as described below under "— Book-Entry Delivery and Form — Payment and Paying Agents."

          If any interest payment date on a note other than the maturity date is not a Business Day, such interest payment date will be postponed to the next succeeding Business Day, except that, in the case of the floating rate notes, if such Business Day falls in the next succeeding calendar month, such interest payment date will be the immediately preceding Business Day. If the maturity date of a note or an interest payment date of a 2012 note or a 2017 note falls on a day that is not a Business Day, the related payment of principal or interest will be made on the next succeeding Business Day as if made on the date the payment was due. No interest will accrue on such payment for the period from and after the maturity date or such interest payment date, as the case may be, to the date of such payment on the next succeeding Business Day.

          We may, without notice to or consent of the holders or beneficial owners of the notes, issue additional notes of the same series having the same ranking, interest rate, maturity and/or other terms as the notes of the applicable series offered hereby. Any such additional notes issued could be considered part of the same series of notes under the indenture as the notes of the applicable series offered hereby.

          The indenture does not contain any provisions that would limit our ability to incur indebtedness or require the maintenance of financial ratios or specified levels of net worth or liquidity.

Redemption

  Optional Redemption of Floating Rate Notes

          The floating rate notes may not be redeemed prior to December    , 2008. On or after December    , 2008, the floating rate notes may be redeemed or purchased in whole or in part at our option at any time prior to the maturity of the floating rate notes at a price equal to 100% of the principal amount thereof plus accrued but unpaid interest, if any, to the date of the redemption or purchase (the "Redemption Date") (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

  Optional Redemption of 2012 Notes and 2017 Notes

          The 2012 notes and the 2017 notes may be redeemed or purchased in whole or in part at our option at any time prior to the maturity of the 2012 notes and the 2017 notes, as applicable, at a price equal to the greater of the following amounts, plus, in each case, accrued but unpaid interest, if any, thereon to the Redemption Date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date):

  i.
  100% of the aggregate principal amount of the series of notes to be redeemed; or

  ii.
  the sum of the present value at such Redemption Date of (a) the principal amount of such series of notes on the Redemption Date plus (b) all required remaining scheduled interest payments due on such notes (but not including any portion of such payments of interest accrued to the Redemption Date) through the maturity date of such notes computed using a discount rate equal to the Treasury Rate plus    basis points, in the case of the 2012 notes, and    basis points, in the case of the 2017 notes.

          Calculation of the foregoing will be made by us or on our behalf by such Person as we shall designate; provided, however, that such calculation shall not be a duty or obligation of the trustee.

          "Treasury Rate" means, with respect to a Redemption Date, the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available on the third Business Day prior to our providing notice of redemption (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from such Redemption Date to the maturity date of the applicable notes; provided, however, that if the period from such Redemption Date to the maturity date is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from such Redemption Date to the maturity date is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

Selection and Notice of Redemption

          In the event that we choose to redeem less than all of the applicable series of notes, selection of the notes for redemption will be made by the trustee either:

  (i)
  in compliance with the requirements of the principal national securities exchange, if any, on which the applicable series of notes is listed; or

  (ii)
  on a pro rata basis, by lot or by such method as the trustee shall deem fair and appropriate.

          No notes of a principal amount of $2,000 or less shall be redeemed in part. Notice of redemption will be mailed by first-class mail at least 30 but not more than 60 days before the Redemption Date to each holder of notes to be redeemed at its registered address. On and after the Redemption Date, interest will cease to accrue on notes or portions thereof called for redemption as long as we have deposited with the paying agent funds in satisfaction of the applicable redemption price.

Purchase of Notes upon a Change of Control Triggering Event

          Upon the occurrence of a Change of Control Triggering Event, each holder will have the right to require that we purchase all or a portion of such holder's notes pursuant to the offer described below (the "Change of Control Offer"), at a purchase price equal to 101% of the principal amount thereof plus accrued interest to the date of purchase.

          Within 30 days following the date upon which the Change of Control Triggering Event occurred, we must send, by first class mail, a notice to each holder, with a copy to the trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the "Change of Control Payment Date"). Holders electing to have a note purchased pursuant to a Change of Control Offer will be required to surrender the note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the note completed, to the paying agent at the address specified in the notice prior to the close of business on the third Business Day prior to the Change of Control Payment Date.

          If a Change of Control Offer is made, we cannot assure you that we will have available funds sufficient to pay the Change of Control purchase price for all the notes that might be delivered by holders seeking to accept the Change of Control Offer. In the event we are required to purchase outstanding notes pursuant to a Change of Control Offer, we expect that we would seek third party financing to the extent we do not have available funds to meet our purchase obligations. However, we cannot assure you that we would be able to obtain such financing.

          Neither our board of directors nor the trustee may waive the covenant relating to a holder's right to redemption upon the occurrence of a Change of Control Triggering Event. Restrictions in the indenture described herein on the ability of us and our subsidiaries to incur additional indebtedness secured by a lien on our principal property may also make more difficult or discourage a takeover of us, whether favored or opposed by our management. Consummation of any such transaction in certain circumstances may require redemption or repurchase of the notes, and we cannot assure you that we or the acquiring party will have sufficient financial resources to effect such redemption or repurchase. Such restrictions may, in certain circumstances, make more difficult or discourage any leveraged buyout of us or any of our subsidiaries by our management. While such restrictions cover a wide variety of arrangements that have traditionally been used to effect highly leveraged transactions, the indenture may not afford the holders of the notes protection in all circumstances from the adverse aspects of a highly leveraged transaction, reorganization, restructuring, merger or similar transaction.

          We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of notes pursuant to a Change of Control Offer. To the extent that any securities laws or regulations conflict with the "Change of Control Triggering Event" provisions of the indenture, we shall comply with the applicable securities laws and regulations and shall not be deemed to have breached our obligations under the "Change of Control Triggering Event" provisions of the indenture by virtue thereof.

          "Below Investment Grade Rating Event" means the applicable series of notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 60-day period following public notice of the occurrence of the Change of Control (which 60-day period shall be extended so long as the rating of the applicable series of notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies).

          "Capital Stock" means:

  (1)
  with respect to any Person that is a corporation, any and all shares, interests, participations or other equivalents (however designated and whether or not voting) of corporate stock, including each class of Common Stock and Preferred Stock of such Person; and

  (2)
  with respect to any Person that is not a corporation, any and all partnership, membership or other equity interests of such Person.

          "Change of Control" means the occurrence of one or more of the following events:

  (1)
  any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company to any Person or group of related Persons for purposes of Section 13(d) of the Exchange Act (a "Group"), together with any Affiliates thereof (whether or not otherwise in compliance with the provisions of the indenture);

  (2)
  the approval by the holders of Capital Stock of the Company of any plan or proposal for the liquidation or dissolution of the Company (whether or not otherwise in compliance with the provisions of the indenture);

  (3)
  any Person or Group shall become the owner, directly or indirectly, beneficially or of record, of shares representing more than 50% of the aggregate ordinary voting power represented by the issued and outstanding Capital Stock of the Company; or

  (4)
  the replacement of a majority of the board of directors of the Company over a two-year period from the directors who constituted the board of directors of the Company at the beginning of such period, and such replacement shall not have been approved by a vote of at least a majority of the board of directors of the Company then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved.

          "Change of Control Triggering Event" means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

          "Common Stock" of any Person means any and all shares, interests or other participations in, and other equivalents (however designated and whether voting or non-voting) of, such Person's common stock, and includes, without limitation, all series and classes of such common stock.

          "Investment Grade Rating" means a rating equal to or higher than Baa3 (or the equivalent) by Moody's and BBB- (or the equivalent) by S&P.

          "Moody's" means Moody's Investors Service, Inc.

          "Preferred Stock" of any Person means any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemptions or upon liquidation.

          "Rating Agencies" means (1) each of Moody's and S&P; and (2) if either Moody's or S&P ceases to rate the notes or fails to make a rating of the notes publicly available for reasons outside of our control, a "nationally recognized statistical rating organization" within the meaning of Rule 15c3-1(e)(2)(vi)(F) under the Exchange Act, selected by us (as certified by a resolution of our board of directors) as a replacement agency for Moody's or S&P, or both, as the case may be.

          "S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

Certain Covenants

          The indenture will contain the following covenants:

  Limitation on Liens

          We will not (nor will we permit any subsidiary to) issue, incur, create, assume or guarantee any debt for borrowed money (including all obligations evidenced by bonds, debentures, notes or similar instruments) secured by a mortgage, deed of trust, security interest, pledge, lien, charge or other encumbrance (collectively, a "mortgage") upon any Principal Property or upon any shares of stock or indebtedness of any subsidiary that owns or leases any Principal Property (whether such Principal Property, shares or indebtedness are now existing or owed or hereafter created or acquired) without in any such case effectively providing, concurrently with the issuance, incurrence, creation, assumption or guaranty of any such secured debt, or the grant of such mortgage, that the notes (together with, if we shall so determine, any other indebtedness of or guarantee by us or such subsidiary ranking equally with the notes) shall be secured equally and ratably with (or, at our option, prior to) such secured debt. The foregoing restriction, however, will not apply to each of the following: (a) mortgages on property, shares of stock or indebtedness or other assets of any person existing at the time such person becomes a subsidiary, provided that such mortgages are not incurred in anticipation of such person's becoming a subsidiary; (b) mortgages on property, shares of stock or indebtedness or other assets existing at the time of acquisition thereof by us or a subsidiary, or mortgages thereon to secure the payment of all or any part of the purchase price thereof, or mortgages on property, shares of stock or indebtedness or other assets to secure any debt incurred prior to, at the time of, or within 180 days after, the latest of the acquisition thereof or, in the case of property, the completion of construction, the completion of improvements or the commencement of substantial commercial operation of such property for the purpose of financing all or any part of the purchase price thereof, such construction or the making of such improvements; (c) mortgages in favor of us or a subsidiary to secure indebtedness owing to us or to a subsidiary; (d) mortgages existing at the date of the initial issuance of the notes; (e) mortgages on property of a person existing at the time such person is merged into or consolidated with National Semiconductor or a subsidiary or at the time of a sale, lease or other disposition of the properties of such person as an entirety or substantially as an entirety to us or a subsidiary, provided that such mortgage was not incurred in anticipation of such merger or consolidation or sale, lease or other disposition; (f) mortgages in favor of the United States of America or any state, territory or possession thereof (or the District of Columbia), or any department, agency, instrumentality or political subdivision of the United States of America or any state, territory or possession thereof (or the District of Columbia), to secure partial, progress, advance or other payments pursuant to any contract or statute or to secure any indebtedness incurred for the purpose of financing all or any part of the purchase price or the cost of constructing or improving the property subject to such mortgages; or (g) extensions, renewals or replacements of any mortgage referred to in the foregoing clauses (a), (b), (d), (e) or (f); provided, however, that (i) the principal amount of indebtedness secured thereby shall not exceed the principal amount of indebtedness so secured at the time of such extension, renewal or replacement and (ii) such extension, renewal or replacement mortgages will be limited to all or part of the same property and improvement thereon which secured the indebtedness so secured at the time of such extension, renewal or replacement. Any mortgages permitted by any of the foregoing clauses (a) through (g) shall not extend to or cover any other Principal Property, or any shares of stock or indebtedness of any subsidiary that owns or leases any Principal Property, subject to the foregoing limitations, other than the property, including improvements thereto, stock or indebtedness specified in such clauses.

          Notwithstanding the restrictions in the preceding paragraph, we or any subsidiary of ours may issue, incur, create, assume or guarantee debt secured by a mortgage which would otherwise be subject to such restrictions, without equally and ratably securing the notes, provided that after giving effect thereto, the aggregate amount of all debt so secured by mortgages (not including mortgages permitted under clauses (a) through (g) above) plus the aggregate amount of Attributable Debt permitted by the covenant described below under the caption "— Limitation on Sale and Lease-Back Transaction" does not exceed 15% of our Consolidated Net Tangible Assets.

          Limitation on Sale and Lease-Back Transactions

          We will not, nor will we permit any subsidiary to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property, other than any such Sale and Lease-Back Transaction involving a lease for a term of not more than three years or any such Sale and Lease-Back Transaction between us and one of our subsidiaries, or between subsidiaries, unless: (a) we or such subsidiary would be entitled to incur indebtedness secured by a mortgage on the Principal Property involved in such Sale and Lease-Back Transaction at least equal in amount to the Attributable Debt with respect to such Sale and Lease-Back Transaction, without equally and ratably securing the notes, pursuant to the covenant described above under the caption "— Limitation on Liens;" or (b) the proceeds of such Sale and Lease-Back Transaction are at least equal to the fair market value of the affected Principal Property (as determined in good faith by our board of directors) and we apply an amount equal to the greater of the net proceeds of such Sale and Lease-Back Transaction or the Attributable Debt with respect to such Sale and Lease-Back Transaction within 180 days of such Sale and Lease-Back Transaction to either (or a combination of) (i) the prepayment or retirement (other than any mandatory retirement, mandatory prepayment or sinking fund payment or by payment at maturity) of debt for borrowed money of National Semiconductor or a subsidiary (other than debt that is subordinated to the notes or debt owed to us or a subsidiary) that matures more than 12 months after its creation or (ii) the purchase, construction, development, expansion or improvement of other comparable property.

          "Attributable Debt" with regard to a Sale and Lease-Back Transaction with respect to any Principal Property means, at the time of determination, the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any period for which such lease has been extended), discounted at the rate of interest set forth or implicit in the terms of such lease (or, if not practicable to determine such rate, the weighted average interest rate per annum borne by the securities then outstanding under the indenture) compounded semi-annually. In the case of any lease which is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of (i) the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but shall not include any rent that would be required to be paid under such lease subsequent to the first date upon which it may be so terminated) or (ii) the net amount determined assuming no such termination.

          "Consolidated Net Tangible Assets" means, as of any date on which we effect a transaction requiring such Consolidated Net Tangible Assets to be measured hereunder, the aggregate amount of assets (less applicable reserves) after deducting therefrom: (a) all current liabilities, except for current maturities of long-term debt and obligations under capital leases; and (b) intangible assets, to the extent included in said aggregate amount of assets, all as set forth on our most recent consolidated balance sheet and computed in accordance with generally accepted accounting principles in the United States of America applied on a consistent basis.

          "Principal Property" means the land, improvements, buildings, fixtures and equipment (including any leasehold interest therein) constituting the principal corporate office, any manufacturing, assembly or test plant, or any manufacturing, assembly, test, distribution or research facility (in each case, whether now owned or hereafter acquired) which is owned or leased by us or any subsidiary and is located within the United States of America, the United Kingdom, Malaysia and China unless our chief executive officer or chief financial officer has determined in good faith that such office, plant or facility is not of material importance to the total business conducted by us and our subsidiaries taken as a whole. With respect to any Sale and Lease-Back Transaction or series of related Sale and Lease-Back Transactions, the determination of whether any property is a Principal Property shall be determined by reference to all properties affected by such transaction or series of transactions.

          "Sale and Lease-Back Transaction" means any arrangement with any person providing for the leasing by us or any subsidiary of any Principal Property, whether now owned or hereafter acquired, which Principal Property has been or is to be sold or transferred by us or such subsidiary to such person.

          "subsidiary" means any corporation, limited liability company or other similar type of entity in which we and/or one or more of our subsidiaries together own voting stock, membership interests or other capital securities having the power to elect a majority of the board of directors or similar governing body of such corporation, limited liability company or other similar type of entity, directly or indirectly. For the purposes of this definition, "voting stock" means stock or other capital securities which ordinarily have voting power for the election of directors or similar governing body, whether at all times or only so long as no senior class of stock or other capital securities have such voting power by reason of any contingency.

  Limitation on Mergers and Other Transactions

          We may not merge or consolidate with any other person or persons (whether or not affiliated with us), and we may not sell, convey, transfer, lease or otherwise dispose of all or substantially all of our property or assets to any other person or persons (whether or not affiliated with us), unless we meet the following conditions:

  (1)
  either (a) the transaction is a merger or consolidation, and we are the surviving entity; or (b) the successor person (or the person which acquires by sale, conveyance, transfer or lease all or substantially all of our property or assets) is a corporation organized under the laws of the United States, any state thereof or the District of Columbia and expressly assumes, by a supplemental indenture satisfactory to the trustee, all of our obligations under the notes and the indenture;

  (2)
  immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no Event of Default (and no event or condition which, after notice or lapse of time or both, would become an Event of Default) shall have occurred and be continuing under the indenture; and

  (3)
  an officer's certificate is delivered to the trustee to the effect that both of the conditions set forth above have been satisfied and an opinion of counsel has been delivered to the trustee to the effect that condition (1) set forth above has been satisfied.

          In the event of any of the above transactions, if there is a successor person as described in paragraph (1)(b) immediately above, then the successor will expressly assume all of our obligations under the indenture and automatically be substituted for us in the indenture and as issuer of the notes. Further, if the transaction is in the form of a sale or conveyance, after any such transfer (except in the case of a lease), we will be discharged from all obligations and covenants under the indenture and all notes issued thereunder.

Events of Default

          Any of the following constitutes an Event of Default with respect to the notes of each series:

  •
  failure to pay interest on that series of notes for 90 days after the payment is due;

  •
  failure to pay principal or any premium on that series of notes when due;

  •
  failure to perform any other covenant relating to that series of notes for 90 days after notice to us; and

  •
  certain events of bankruptcy, insolvency and reorganization.

Defeasance

          See "Description of Debt Securities — Defeasance of Debt Securities and Certain Covenants in Certain Circumstances" in the accompanying prospectus.

Book-Entry Delivery and Form

  General

          The notes will be issued in registered, global form in minimum denominations of $2,000 with integral multiples of $1,000 thereof. Initially, the notes will be represented by one or more permanent global certificates (the "global notes") (which may be subdivided) in definitive, fully registered form without interest coupons. The global notes will be issued on the issue date only against payment in immediately available funds.

          The global notes will be deposited upon issuance with the trustee as custodian for DTC in New York, New York, and registered in the name of Cede & Co. (DTC's partnership nominee) or another DTC nominee for credit to an account of a direct or indirect participant in DTC, as described below under "— Depositary Procedures."

          Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under "— Exchange of Book-Entry Notes for Certificated Notes."

          Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of Euroclear System ("Euroclear") and Clearstream Banking S.A. ("Clearstream"), which may change from time to time.

  Depositary Procedures

          The following description of the operations and procedures of DTC, Euroclear and Clearstream is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to changes by it. We do not take any responsibility for these operations and procedures and urge investors to contact DTC or its participants directly to discuss these matters.

          DTC has advised us that it is a limited-purpose trust company created to hold securities for its participating organizations, referred to as "participants," and to facilitate the clearance and settlement of transactions in those securities among DTC's participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations some of whom (and/or their representatives) own DTC. Access to DTC's system is also available to other entities such as banks, brokers, dealers, trust companies and clearing corporations that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as "indirect participants." Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC's records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC's participants and indirect participants.

          Pursuant to the procedures established by DTC:

  •
  upon deposit of the global notes, DTC will credit the accounts of its participants designated by the underwriter with portions of the principal amount of the global notes; and

  •
  ownership of such interests in the global notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the participants) or by the participants and the indirect participants (with respect to other owners of beneficial interests in the global notes).

          Investors in the global notes who are participants in DTC's system may hold their interests therein directly through DTC. Investors in the global notes who are not participants may hold their interests therein indirectly through organizations which are participants in such system. Euroclear and Clearstream may hold interests in the global notes on behalf of their participants through customers' securities accounts in their respective names on the books of their respective depositories, which are Morgan Guaranty Trust Company of New York, Brussels office, as operator of Euroclear, and Citibank, N.A., as operator of Clearstream. All interests in the global notes, including those held through Euroclear or Clearstream, will be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in the global notes to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in the global notes to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

          Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or "holders" thereof under the indenture for any purpose.

          Payments in respect of the principal of, and interest and premium, if any, on, a global notes registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture. Under the terms of the indenture, we and the trustee will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes.

Consequently, neither we nor the trustee nor any of our respective agents has or will have any responsibility or liability for:

  •
  any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes; or

  •
  any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

          DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. The account of each relevant participant is credited with an amount proportionate to the amount of its interest in the principal amount of the global notes as shown on the records of DTC. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices, and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

          Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same-day funds. Transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures. Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the participants in DTC, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC's rules on behalf of Euroclear or Clearstream, as the case may be, by its respective depositary; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant global note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

          DTC has advised us that it will take any action permitted to be taken by a holder of notes only at the direction of one or more participants to whose account DTC has credited the interests in the global notes and only in respect of such portion of the aggregate principal amount of the notes as to which such participant or participants has or have given such direction.

          Although DTC, Euroclear and Clearstream have agreed to the procedures described above to facilitate transfers of interests in the global notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform those procedures, and those procedures may be discontinued or changed at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

  Exchange of Book-Entry Notes for Certificated Notes

          The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only in the following limited circumstances:

  •
  DTC (1) notifies us that it is unwilling or unable to continue as depositary for the global notes and we fail to appoint a successor depositary within 90 days or (2) has ceased to be a clearing agency registered under the Exchange Act; or

  •
  we notify the trustee in writing that we have elected to cause the issuance of certificated notes under the indenture.

          In all cases, certificated notes delivered in exchange for any global notes or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of DTC (in accordance with its customary procedures).

  Payment and Paying Agents

          Payments on the global notes will be made in U.S. dollars by wire transfer. If we issue definitive notes, the holders of definitive notes will be able to receive payments of principal of and interest on their notes at the office of our paying agent maintained in the Borough of Manhattan, The City of New York. Payment of principal of a definitive note may be made only against surrender of the note to our paying agent. We have the option, however, of making payments of interest by wire transfer or by mailing checks to the address of the holder appearing in the register of note holders maintained by the registrar.

          We will make any required interest payments to the person in whose name a note is registered at the close of business on the record date for the interest payment.

          The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

  Notices

          Any notices required to be given to the holders of the notes will be given to DTC, as the registered holder of the global notes. In the event that the global notes are exchanged for notes in definitive form, notices to holders of the notes will be made by first-class mail, postage prepaid, to the addresses that appear on the register of noteholders maintained by the registrar.

The Trustee

          The trustee's current address is The Bank of New York Trust Company, N.A., 700 S. Flower Street, Suite 500, Los Angeles, California 90017, Attn: Teresa Petta, Vice President. The trustee is one of a number of banks with which we maintain ordinary banking relationships.

          The indenture provides that, except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee must exercise such rights and powers vested in it as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.

          The indenture and provisions of the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act") incorporated by reference in the indenture contain limitations on the rights of the trustee, should it become our creditor, to obtain payment of claims in certain cases or to liquidate certain property received by it in respect of any such claim as security or otherwise. The trustee is permitted to engage in other transactions with us or any of our affiliates. If the trustee acquires any conflicting interest (as defined in the indenture or in the Trust Indenture Act), it must eliminate that conflict or resign.

Governing Law

          The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Bridge Facility

          In connection with this offering, on June 7, 2007, we entered into a senior unsecured credit agreement with Goldman Sachs Credit Partners, L.P., an affiliate of Goldman, Sachs & Co., which we refer to as the bridge facility.

          The bridge facility provides for a $1.5 billion senior unsecured loan maturing 364 days from the closing date of the bridge facility. We may only borrow funds under the bridge facility at one time on the closing date. Proceeds from the bridge facility will be used by us to finance the repurchase of shares of our common stock under an accelerated share repurchase program.

          The interest rate applicable to loans under the bridge facility will be, at our option, equal to either:

  •
  the base rate, which is the greater of (1) the Prime Rate and (2) the Federal Funds rate plus 0.50%; or

  •
  a rate equal to the London Interbank Offered Rate, or LIBOR, plus an applicable margin of between 0.50% and 1.25%, depending on our public debt ratings from Moody's Investor Services, Inc. and Standard and Poor's Ratings Group.

          At our option, we may voluntarily prepay amounts outstanding under the bridge facility subject to requirements as to minimum amounts and multiples, at any time in whole or in part without premium or penalty. Additionally, we are required to make mandatory prepayments on amounts outstanding under the bridge facility in amounts equal to (a) 100% of the net cash proceeds received from issuances of equity securities by us or our subsidiaries and (b) 100% of the net cash proceeds received from incurrence of debt by us or our subsidiaries, subject to various and exceptions.

          The bridge facility contains customary representations and warranties and customary affirmative and negative covenants, including, among other things, restrictions on liens, investments, mergers and acquisitions and affiliate transactions. There are no financial covenants included in the bridge facility, other than a minimum interest coverage ratio and a maximum total leverage ratio.

          Events of default under the bridge facility include, among others, nonpayment of principal or interest, covenant defaults, breaches of representations or warranties, bankruptcy and insolvency events, cross defaults and a change of control.

Credit Facility

          We are currently negotiating a credit facility that will provide for a $500.0 million unsecured term loan, which we refer to as the credit facility. Proceeds from the credit facility will be used by us to partially repay indebtedness under the bridge facility. We expect that the terms of the credit facility, other than maturity and interest rates, will be substantially similar to the bridge facility.

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

          The following discussion is a summary of certain material United States federal income tax consequences relevant to the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax effects. The discussion is based upon the Internal Revenue Code of 1986, as amended (the "Code"), United States Treasury Regulations issued thereunder, Internal Revenue Service ("IRS") rulings and pronouncements and judicial decisions now in effect, all of which are subject to change at any time. Any such change may be applied retroactively in a manner that could adversely affect a holder of the notes. No rulings have or will be sought from the IRS with respect to the matters discussed below, and there can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership, or disposition of the notes, or that any such position would not be sustained by a court.

          This discussion does not address all of the United States federal income tax consequences that may be relevant to a holder in light of the holder's particular circumstances or to holders subject to special rules, such as banks, financial institutions, U.S. expatriates, insurance companies, regulated investment companies, real estate investment trusts, dealers in securities or currencies, traders in securities, partnerships or other pass-through entities, U.S. Holders (as defined below) whose functional currency is not the U.S. dollar, persons subject to the alternative minimum tax, tax-exempt organizations and persons holding the notes as part of a "straddle," "hedge," "conversion transaction" or other integrated transaction. In addition, this discussion is limited to persons purchasing the notes for cash at original issue and at their "issue price" within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the floating rate notes, the 2012 notes, and the 2017 notes, as applicable, are sold to the public for cash). Moreover, the effect of other United States federal tax laws (such as estate and gift tax laws) and any applicable state, local or foreign tax laws is not discussed. The discussion deals only with notes held as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment).

          As used herein, "U.S. Holder" means a beneficial owner of the notes who is treated for United States federal income tax purposes as:

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  an individual who is a citizen or resident of the U.S., including an alien individual who is a lawful permanent resident of the U.S. or meets the "substantial presence" test under Section 7701(b) of the Code;

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  a corporation, or other entity treated as a corporation for United States federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia;

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  an estate, the income of which is subject to United States federal income tax regardless of its source; or

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  a trust, if a United States court can exercise primary supervision over the administration of the trust and one or more United States persons can control all substantial trust decisions, or, if the trust was in existence on August 20, 1996, was treated as a United States person prior to such date, and it has validly elected to continue to be treated as a United States person.

          If a partnership or other entity taxable as a partnership holds the notes, the tax treatment of the partners in the partnership will generally depend on the status of the particular partner in question and the activities of the partnership. Partners should consult their own tax advisors as to the specific tax consequences to them of holding the notes indirectly through ownership of their partnership interests. In addition, all prospective investors should consult their own tax advisors with regard to the application of the tax consequences discussed below to their particular situations and the application of any state, local, foreign or other tax laws, including gift and estate tax laws, and any tax treaties.

U.S. Holders

  Payments of Interest

          Payments of stated interest on the notes generally will be taxable to a U.S. Holder as ordinary income at the time that such payments are received or accrued, in accordance with such U.S. Holder's method of tax accounting for United States federal income tax purposes.

  Additional Payments

          In certain circumstances (see "Description of Notes — Optional Redemption of 2012 Notes and 2017 Notes" and "Description of Notes — Purchase of Notes upon a Change of Control Triggering Event"), we may be obligated to pay amounts in excess of stated interest or principal on the notes. The obligation to make such payments may implicate the provisions of United States Treasury Regulations relating to "contingent payment debt instruments." If the notes were deemed to be contingent payment debt instruments, a U.S. Holder might be required to accrue income on the holder's notes in excess of stated interest, and to treat as ordinary income, rather than capital gain, any income realized on the taxable disposition of a note before the resolution of the contingencies. According to current United States Treasury Regulations, the possibility that any such payments in excess of stated interest or principal will be made will not cause the notes to be treated as contingent payment debt instruments if there is only a remote chance as of the date the notes were issued that such payments will be made. We believe that the likelihood we will be obligated to make any such payments is remote. Therefore, we do not intend to treat the potential payment of these amounts as subjecting the notes to the contingent payment debt rules. Our determination that these contingencies are remote is binding on a U.S. Holder unless such holder discloses its contrary position in the manner required by applicable United States Treasury Regulations. Our determination is not, however, binding on the IRS, and if the IRS were to challenge this determination, the tax consequences to a holder could differ materially and adversely from those discussed herein. In the event a contingency were to occur, it would affect the amount and timing of the income recognized by a U.S. Holder. If any additional payments are in fact made, U.S. Holders will be required to recognize such amounts as income. The remainder of this disclosure assumes that the notes will not be treated as contingent payment debt instruments.

  Sale or Other Taxable Disposition of Notes

          A U.S. Holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a note equal to the difference between the amount realized upon the disposition (less a portion allocable to any accrued and unpaid interest, which will be taxable as interest) and the U.S. Holder's adjusted tax basis in the note. A U.S. Holder's adjusted basis in a note generally will be equal to the amount that the U.S. Holder paid for the note. This gain or loss generally will be a capital gain or loss, and will be a long-term capital gain or loss if the U.S. Holder has held the note for more than one year. Otherwise, such gain or loss will be a short-term capital gain or loss. Long-term capital gains of non-corporate holders are currently subject to tax at a reduced rate. Further, the deductibility of capital losses is subject to limitations.

  Backup Withholding and Information Reporting

          A U.S. Holder may be subject to information reporting and backup withholding when such holder receives principal and interest payments on the notes held or upon the proceeds received upon the sale or other disposition of such notes (including a redemption or retirement of the notes). Certain holders (including, among others, corporations and certain tax-exempt organizations) are generally not subject to information reporting or backup withholding. A U.S. Holder will be subject to backup withholding if such holder is not otherwise exempt and such holder:

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  fails to furnish the holder's taxpayer identification number ("TIN"), which, for an individual, is ordinarily his or her social security number;

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  furnishes an incorrect TIN;

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  is notified by the IRS that the holder has failed to properly report payments of interest or dividends; or

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  fails to certify, under penalties of perjury, that the holder has furnished a correct TIN and that the IRS has not notified the holder that the holder is subject to backup withholding.

          U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax, and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

Non-U.S. Holders

          A "non-U.S. Holder" is a beneficial owner of the notes who is not a U.S. Holder or a partnership or other entity treated as a partnership for United States federal income tax purposes.

  Payment of Interest and Additional Amounts

          Interest paid to a non-U.S. Holder will not be subject to United States federal withholding tax of 30% (or, if applicable, a lower treaty rate) provided that:

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  such holder does not directly or indirectly, actually or constructively, own 10% or more of the total combined voting power of all classes of our voting stock;

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  such holder is not a controlled foreign corporation that is related to us through actual or constructive stock ownership and is not a bank that received such notes on an extension of credit made pursuant to a loan agreement entered into in the ordinary course of its trade or business; and

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  either (1) the non-U.S. Holder certifies in a statement provided to us or the paying agent, under penalties of perjury, that it is not a "United States person" within the meaning of the Code and provides its name and address, (2) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business and holds the notes on behalf of the non-U.S. Holder certifies to us or the paying agent under penalties of perjury that it, or the financial institution between it and the non-U.S. Holder, has received from the non-U.S. Holder a statement, under penalties of perjury, that such holder is not a "United States person" and provides us or the paying agent with a copy of such statement, or (3) the non-U.S. Holder holds its notes directly through a "qualified intermediary" and certain conditions are satisfied.

Even if the above conditions are not met, a non-U.S. Holder may be entitled to a reduction in or an exemption from withholding tax on interest under a tax treaty between the U.S. and the non-U.S. Holder's country of residence. To claim such a reduction or exemption, a non-U.S. Holder must generally complete IRS Form W-8BEN and claim this exemption on the form. A non-U.S. Holder generally will also be exempt from withholding tax on interest if such interest is effectively connected with such holder's conduct of a United States trade or business and, if an income tax treaty applies, is attributable to a United States permanent establishment (as described below) and the holder provides us with an IRS Form W-8ECI.

          In certain circumstances (see "Description of Notes — Optional Redemption of 2012 Notes and 2017 Notes" and "Description of Notes — Purchase of Notes upon a Change of Control Triggering Event"), we may be obligated to pay additional amounts on the notes. Such payments may be treated as interest subject to the rules described above or additional amounts paid for the notes, subject to the rules described below, as applicable, or as other income subject to United States federal withholding tax. Prospective investors should consult their tax advisors regarding the certification requirements for non-U.S. Holders.

  Sale or Other Taxable Disposition of Notes

          A non-U.S. Holder will generally not be subject to United States federal income tax or withholding tax on gain recognized on the sale, exchange, redemption, retirement or other taxable disposition of a note if the gain is not effectively connected with a United States trade or business of the non-U.S. Holder and, if an income tax treaty applies, is not attributable to a United States permanent establishment. However, a non-U.S. Holder may be subject to tax on such gain if such holder is an individual who was present in the U.S. for 183 days or more in the taxable year of the disposition and certain other conditions are met, in which case such holder may have to pay a United States federal income tax of 30% (or, if applicable, a lower treaty rate) on such gain.

  United States Trade or Business

          If interest or gain from a disposition of the notes is effectively connected with a non-U.S. Holder's conduct of a United States trade or business (and, if an income tax treaty applies, the non-U.S. Holder maintains a United States "permanent establishment" to which the interest or gain is attributable), the non-U.S. Holder generally will be subject to United States federal income tax on the interest or gain on a net basis in the same manner as if it were a U.S. Holder. If interest income received with respect to the notes is effectively connected with a United States trade or business (or, if an income tax treaty applies, is attributable to a United States permanent establishment), the 30% withholding tax described above will not apply (assuming an appropriate certification is provided). A foreign corporation that is a holder of a note also may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, subject to certain adjustments, unless it qualifies for a lower rate under an applicable income tax treaty. For this purpose, interest on a note or gain recognized on the disposition of a note will be included in earnings and profits if the interest or gain is effectively connected with the conduct by the foreign corporation of a trade or business in the U.S.

  Backup Withholding and Information Reporting

          Backup withholding will not apply to payments of interest made by us or the paying agent, in their capacities as such, to a non-U.S. Holder of a note if the holder meets the identification and certification requirements discussed above under "Non-U.S. Holders — Payment of Interest and Additional Amounts" for exemption from United States federal withholding tax or otherwise establishes an exemption. However, information reporting on IRS Form 1042-S may still apply with respect to interest payments. In addition, information regarding interest payments on the notes may be made available to the tax authorities in the country where the non-U.S. Holder resides or is established, pursuant to an applicable income tax treaty.

          Payments of the proceeds from a disposition (including a redemption or retirement of the notes) by a non-U.S. Holder of a note made to or through a foreign office of a broker will not be subject to information reporting or backup withholding, except that information reporting (but generally not backup withholding) may apply to those payments if the broker is:

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  a United States person;

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  a controlled foreign corporation for United States federal income tax purposes;

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  a foreign person 50% or more of whose gross income is effectively connected with a United States trade or business for a specified three-year period; or

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  a foreign partnership, if at any time during its tax year, one or more of its partners are United States persons, as defined in United States Treasury Regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, the foreign partnership is engaged in a United States trade or business.

          Payment of the proceeds from a disposition (including a redemption or retirement of the notes) by a non-U.S. Holder of a note made to or through the U.S. office of a broker is generally subject to information reporting and backup withholding unless the holder or beneficial owner establishes an exemption from information reporting and backup withholding (such as by providing an IRS Form W-8BEN).

          Non-U.S. Holders should consult their own tax advisors regarding application of withholding and backup withholding in their particular circumstances and the availability of and procedure for obtaining an exemption from withholding, information reporting and backup withholding under current United States Treasury Regulations. In this regard, the current United States Treasury Regulations provide that a certification may not be relied on if the payor knows or has reason to know that the certification may be false. Backup withholding is not an additional tax, and taxpayers may use amounts withheld as a credit against their United States federal income tax liability or may claim a refund as long as they timely provide certain information to the IRS.

UNDERWRITING

          We and Goldman, Sachs & Co., the underwriter for the offering, have entered into an underwriting agreement and a pricing agreement with respect to the notes. Subject to certain conditions, the underwriter has agreed to purchase the entire principal amount of the notes.

          The underwriter is committed to take and pay for all of the notes being offered, if any are taken.

          Notes sold by the underwriter to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriter to securities dealers may be sold at a discount from the initial public offering price of up to    % of the principal amount of the floating rate notes,    % of the principal amount of the 2012 notes and    % of the principal amount of the 2017 notes. Any such securities dealers may resell any notes purchased from the underwriter to certain other brokers or dealers at a discount from the initial public offering price of up to    % of the principal amount of the floating rate notes,    % of the principal amount of the 2012 notes and    % of the principal amount of the 2017 notes. If all the notes are not sold at the initial offering price, the underwriter may change the offering price and the other selling terms.

          The notes are a new issue of securities with no established trading market. We have been advised by the underwriter that the underwriter intends to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

          In connection with the offering, the underwriter may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriter of a greater aggregate principal amount of notes than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

          These activities by the underwriter, as well as other purchases by the underwriter for its own account, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriter at any time. These transactions may be effected in the over-the-counter market or otherwise.

          In relation to each member state of the European Economic Area (Iceland, Norway and Liechtenstein in addition to member states of the European Union) which has implemented the Prospectus Directive (each, a "relevant member state"), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that relevant member state (the "relevant implementation date") it has not made and will not make an offer of notes to the public in that relevant member state prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that relevant member state or, where appropriate, approved in another relevant member state and notified to the competent authority in that relevant member state, all in accordance with the Prospectus Directive, except that it may, with effect from and including the relevant implementation date, make an offer of notes to the public in that relevant member state at any time:

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  to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

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  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year, (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

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  in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any relevant member state means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each relevant member state.

          The underwriter has represented and agreed that:

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  it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to us; and

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  it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

          The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

          The notes have not been and will not be registered under the Securities and Exchange Law of Japan (the "Securities and Exchange Law"), and the underwriter has agreed that it will not offer or sell any notes, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term, as used herein, means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore

(the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

          We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1.7 million.

          We have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

          The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees. As discussed above, an affiliate of the underwriter is a lender under the bridge facility and may receive the proceeds of this offering used to partially repay indebtedness under the bridge facility. Such affiliate of the underwriter is also expected to become a lender under the credit facility. Because more than 10% of the net proceeds of this offering, not including underwriting compensation, will be received by an affiliate of Goldman, Sachs & Co., this offering is being conducted in compliance with NASD Conduct Rule 2710(h). Pursuant to that rule, the appointment of a qualified independent underwriter is not necessary in connection with this offering as we are offering a class of investment grade debt securities hereunder.

LEGAL MATTERS

          The validity of the notes will be passed upon for us by Latham & Watkins LLP, Menlo Park, California. Certain legal matters will be passed upon for Goldman, Sachs & Co. by Shearman & Sterling LLP, San Francisco, California.

PROSPECTUS

Debt Securities

        This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission using a "shelf" registration process. This means:

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  we may offer and sell debt securities from time to time;

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  we will provide a prospectus supplement each time we offer and issue the securities; and

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  the applicable prospectus supplement will provide specific information about the terms of the securities offered under it and also may add, update or change information contained in this prospectus.

        We will provide the specific terms of the securities in prospectus supplements to this prospectus. You should carefully read this prospectus and any applicable prospectus supplement carefully before you invest.

        The securities offered by this prospectus may be offered directly, through agents designated from time to time by us, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the securities offered by this prospectus, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable prospectus supplement. None of the securities offered by this prospectus may be sold without delivery of the applicable prospectus supplement describing the method and terms of the offering of those securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 7, 2007

i

ABOUT THIS PROSPECTUS

        This prospectus is part of a "shelf" registration statement that we have filed with the Securities and Exchange Commission, or SEC. By using a shelf registration statement, we may sell any combination of the securities described in this prospectus from time to time and in one or more offerings. Each time we sell securities, we will provide a prospectus supplement to this prospectus that contains specific information about the terms of the offering and of the securities being offered. Each prospectus supplement may also add, update or change information contained in this prospectus. Before purchasing any securities, you should carefully read both this prospectus and the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us, together with the documents we have incorporated by reference in this prospectus described under the heading "Incorporation of Certain Documents by Reference" and the additional information described under the heading "Where You Can Find More Information."

        You should rely only on the information contained or incorporated by reference into this prospectus and in the accompanying prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and the accompanying prospectus supplement and any free writing prospectus prepared by or on behalf of us is accurate only as of the date of their respective covers. Our business, financial condition, results of operations and prospects may have subsequently changed.

        References in this prospectus to we, us and our are to National Semiconductor Corporation, a Delaware corporation, and its subsidiaries unless the context otherwise provides.

THE COMPANY

        We design, develop, manufacture and market a wide range of semiconductor products, most of which are analog and mixed-signal integrated circuits. Our focus is on creating analog-intensive solutions that provide energy efficiency, portability, better audio, sharper images and higher performance in electronic systems. We target a broad range of markets and applications such as:

• wireless handsets	• medical applications
• displays	• automotive applications
• networks	• test and measurement applications
• industrial markets	• a broad range of portable applications
• wireless basestations

        We are a premier analog company creating high-value analog devices and subsystems. Our leading-edge products include products such as power management circuits, audio and operational amplifiers, display drivers, communication interface products and data conversion solutions.

        We were incorporated in the state of Delaware in 1959 and our headquarters have been in Santa Clara, California since 1967. Our executive offices are located at 2900 Semiconductor Drive, Santa Clara, California 95052-8090. Our telephone number is (408) 721-5000.

RISK FACTORS

        Investment in any securities offered pursuant to this prospectus involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and our subsequent Quarterly Reports on Form 10-Q and the other information contained in this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended, or the Exchange Act, and the risk factors and other information contained in the applicable prospectus supplement before acquiring any of such securities. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities.

FORWARD-LOOKING STATEMENTS

        This prospectus and the accompanying prospectus supplement and the documents incorporated by reference contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to financial condition, results of operations, and other matters. Statements in this prospectus, including those incorporated by reference, that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Exchange Act and Section 27A of the Securities Act of 1933, as amended, or the Securities Act. Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words, such as "expects," "anticipates," "intends," "plans," "believes, "seeks," "estimates," or words of similar meaning, or future or conditional verbs, such as "will," "should," "could," or "may."

        Forward-looking statements provide our expectations or predictions of future conditions, events or results. They are not guarantees of future performance. By their nature forward-looking statements are subject to risks and uncertainties. These statements speak only as of the date they are made. We do not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements were made. There are a number of factors, many of which are beyond our control, that could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. The factors are generally described in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q under the caption "Risk Factors."

RATIO OF EARNINGS TO FIXED CHARGES

        The following table sets forth our ratios of earnings to fixed charges for each of the periods indicated.

	Nine Months Ended		Fiscal Years Ended
	February 25, 2007	February 26, 2006	May 28, 2006	May 29, 2005	May 30, 2004	May 25, 2003(1)	May 26, 2002(1)
Ratio of earnings to fixed charges:	97.6x	124.1x	125.3x	84.1x	95.0x	—	—

(1)
Earnings were inadequate to cover fixed charges. For fiscal years 2003 and 2002, the Company needed additional earnings of $11.3 million and $122.5 million, respectively, to achieve a ratio of earnings to fixed charges of 1.0x.

USE OF PROCEEDS

        Unless otherwise indicated in the prospectus supplement, we intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes.

PLAN OF DISTRIBUTION

        We may sell the securities (1) through underwriters or dealers, (2) through agents and/or (3) directly to one or more purchasers. We may distribute the securities from time to time in one or more transactions at:

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  a fixed price or prices, which may be changed;

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  market prices prevailing at the time of sale;

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  prices related to the prevailing market prices; or

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  negotiated prices.

        We may solicit directly offers to purchase the securities being offered by this prospectus. We may also designate agents to solicit offers to purchase the securities from time to time. We will name in a prospectus supplement any agent involved in the offer or sale of our securities.

        If we utilize a dealer in the sale of the securities being offered by this prospectus, we will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

        If we utilize an underwriter in the sale of the securities being offered by this prospectus, we will execute an underwriting agreement with the underwriter at the time of sale and we will provide the name of any underwriter in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and the underwriter may compensate those dealers in the form of discounts, concessions or commissions.

        We will provide in the applicable prospectus supplement any compensation we pay to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act and any discounts and commissions received by them and any profit realized by them on resale of the debt securities may be deemed to be underwriting discounts and commissions. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof.

        If we so specify in the applicable prospectus supplement, we will authorize underwriters, dealers and agents to solicit offers by institutions to purchase the securities under contracts providing for payment and delivery on future dates. The institutions with which the contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The purchasers' obligations under the contracts will not be subject to any conditions except that:

  •
  the purchase of the securities may not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject; and

  •
  if the securities are also being sold to underwriters, we will have sold to the underwriters the securities not sold for delayed delivery.

        The underwriters, dealers and agents will not be responsible for the validity or performance of the contracts. We will provide in the prospectus supplement relating to the contracts the price to be paid for the securities, the commissions payable for solicitation of the contracts and the date in the future for delivery of the securities.

        The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involves the sale by persons participating in the offering of more securities than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

        The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business.

DESCRIPTION OF DEBT SECURITIES

        This prospectus describes the general terms and provisions of our debt securities. When we offer to sell a particular series of debt securities, we will describe the specific terms of the series in a supplement to this prospectus. We will also indicate in the supplement whether the general terms and provisions described in this prospectus apply to a particular series of debt securities.

        Unless otherwise specified in a supplement to this prospectus, the debt securities will be our direct, unsecured and senior obligations and will rank equally with all of our other unsecured and senior indebtedness.

        The debt securities will be issued under an indenture between us and a trustee, as it may be amended and supplemented from time to time. We have summarized select portions of the indenture below. The summary is not complete, and is qualified in its entirety by reference to the indenture. The form of the indenture has been incorporated by reference as an exhibit to the registration statement and you should read the indenture for provisions that may be important to you. Capitalized terms used in the summary have the meaning specified in the indenture.

  General

        Debt securities may be issued in separate series without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series.

        We are not limited as to the amount of debt securities we may issue under the indenture, though such amount shall be limited by the aggregate principal amount of securities that we may sell under any applicable prospectus supplement. The prospectus supplement will set forth, among other things:

  •
  the title of the debt securities;

  •
  the price or prices (expressed as a percentage of the principal amount) at which we will sell the debt securities;

  •
  any limit on the aggregate principal amount of the debt securities;

  •
  the date or dates on which we will pay the principal on the debt securities;

  •
  the rate or rates (which may be fixed or variable) per annum or the method used to determine the rate or rates (including any commodity, commodity index, stock exchange index or financial index) at which the debt securities will bear interest, the date or dates from which interest will accrue, the date or dates on which interest will commence and be payable and any regular record date for the interest payable on any interest payment date;

  •
  the place or places where principal of, premium and interest on the debt securities will be payable;

  •
  the terms and conditions upon which we may redeem the debt securities;

  •
  any obligation we have to redeem or purchase the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder of debt securities;

  •
  the dates on which and the price or prices at which we will repurchase debt securities at the option of the holders of debt securities and other detailed terms and provisions of these repurchase obligations;

  •
  the denominations in which the debt securities will be issued, if other than denominations of $1,000 and any integral multiple thereof;

  •
  whether the debt securities will be issued in the form of certificated debt securities or global debt securities;

  •
  the portion of principal amount of the debt securities payable upon declaration of acceleration of the maturity date, if other than the principal amount;

  •
  the designation of the currency, currencies or currency units in which payment of principal of, premium and interest on the debt securities will be made if other than U.S. dollars;

  •
  any provisions relating to any security provided for the debt securities;

  •
  any addition to or change in the events of default described in this prospectus or in the indenture with respect to the debt securities and any change in the acceleration provisions described in this prospectus or in the indenture with respect to the debt securities;

  •
  any addition to or change in the covenants described in this prospectus or in the indenture with respect to the debt securities;

  •
  any other terms of the debt securities, which may modify or delete any provision of the indenture as it applies to that series; and

  •
  any depositaries, interest rate calculation agents, exchange rate calculation agents or other agents with respect to the debt securities.

        In addition, the indenture does not limit our ability to issue convertible or subordinated debt securities. Any conversion or subordination provisions of a particular series of debt securities will be set forth in the officer's certificate or supplemental indenture related to that series of debt securities and will be described in the relevant prospectus supplement. Such terms may include provisions for conversion, either mandatory, at the option of the holder or at our option, in which case the number of shares of common stock or other securities to be received by the holders of debt securities upon conversion would be calculated as of a time and in the manner stated in the prospectus supplement.

        We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special considerations applicable to any of these debt securities in the applicable prospectus supplement.

        If we denominate the purchase price of any of the debt securities in a foreign currency or currencies or a foreign currency unit or units, or if the principal of and any premium and interest on any series of debt securities is payable in a foreign currency or currencies or a foreign currency unit or units, we will provide you with information on the restrictions, elections, general tax considerations, specific terms and other information with respect to that issue of debt securities and such foreign currency or currencies or foreign currency unit or units in the applicable prospectus supplement.

Exchange and Transfer

        Debt securities may be transferred or exchanged at the office of the security registrar or at the office of any transfer agent designated by us.

        We will not impose a service charge for any transfer or exchange, but we may require holders to pay any tax or other governmental charges associated with any transfer or exchange.

        In the event of any potential redemption of debt securities of any series, we will not be required to:

  •
  issue, register the transfer of or exchange any debt security of that series during a period beginning at the opening of business 15 days before the day of mailing of a notice of redemption and ending at the close of business on the day of the mailing; or

  •
  register the transfer of or exchange any debt security of that series selected for redemption, in whole or in part, except the unredeemed portion being redeemed in part.

        We may initially appoint the trustee as the security registrar. Any transfer agent, in addition to the security registrar initially designated by us, will be named in the prospectus supplement. We may designate additional transfer agents or change transfer agents or change the office of the transfer agent. However, we will be required to maintain a transfer agent in each place of payment for the debt securities of each series.

Global Securities

        The debt securities of any series may be represented, in whole or in part, by one or more global securities. Each global security will:

  •
  be registered in the name of a depositary that we will identify in a prospectus supplement;

  •
  be deposited with the depositary or its nominee or custodian; and

  •
  bear any required legends.

        No global security may be exchanged in whole or in part for debt securities registered in the name of any person other than the depositary or any nominee unless:

  •
  the depositary has notified us that it is unwilling or unable to continue as depositary or has ceased to be qualified to act as depositary;

  •
  an event of default is continuing; or

  •
  any other circumstances described in a prospectus supplement occur.

        As long as the depositary, or its nominee, is the registered owner of a global security, the depositary or nominee will be considered the sole owner and holder of the debt securities represented by the global security for all purposes under the indenture. Except in the above limited circumstances, owners of beneficial interests in a global security:

  •
  will not be entitled to have the debt securities registered in their names;

  •
  will not be entitled to physical delivery of certificated debt securities; and

  •
  will not be considered to be holders of those debt securities under the indenture.

        Payments on a global security will be made to the depositary or its nominee as the holder of the global security. Some jurisdictions have laws that require that certain purchasers of securities take physical delivery of such securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

        Institutions that have accounts with the depositary or its nominee are referred to as "participants." Ownership of beneficial interests in a global security will be limited to participants and to persons that may hold beneficial interests through participants. The depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Each person owning a beneficial interest in a global security must rely on the procedures of the depositary (and, if such person is not a participant, on procedures of the participant through which such person owns its interest) to exercise any rights of a holder under the indenture.

        Ownership of beneficial interests in a global security will be shown on and effected through records maintained by the depositary, with respect to participants' interests, or any participant, with respect to interests of persons held by participants on their behalf. Payments, transfers and exchanges relating to beneficial interests in a global security will be subject to policies and procedures of the depositary. The depositary policies and procedures may change from time to time. Neither we nor the trustee will have any responsibility or liability for the depositary's or any participant's records with respect to beneficial interests in a global security.

  Payment and Paying Agent

        The provisions of this paragraph will apply to the debt securities unless otherwise indicated in the prospectus supplement. Payment of interest on a debt security on any interest payment date will be made to the person in whose name the debt security is registered at the close of business on the regular record date. Payment on debt securities of a particular series will be payable at the office of a paying agent or paying agents designated by us. However, at our option, we may pay interest by mailing a check to the record holder.

        We may also name any other paying agents in the prospectus supplement. We may designate additional paying agents, change paying agents or change the office of any paying agent. However, we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series.

        All moneys paid by us to a paying agent for payment on any debt security which remain unclaimed at the end of two years after such payment was due will be repaid to us. Thereafter, the holder may look only to us for such payment.

Consolidation, Merger and Sale of Assets

        Except as otherwise set forth in the prospectus supplement, we may not consolidate with or merge into any other person, in a transaction in which we are not the surviving corporation, or convey, transfer or lease our properties and assets substantially as an entirety to, any person, unless:

  •
  the successor, if any, is a U.S. corporation, limited liability company, partnership, trust or other entity;

  •
  the successor assumes our obligations on the debt securities and under the indenture;

  •
  immediately after giving effect to the transaction and treating our obligations in connection with or as a result of such transaction as having been incurred as of the time of such transaction, no default or event of default shall have occurred and be continuing under the indenture; and

  •
  certain other conditions are met.

Events of Default

        Event of default means, with respect to any series of debt securities, any of the following:

  •
  default in the payment of any interest upon any debt security of that series when it becomes due and payable, and continuance of that default for a period of 30 days;

  •
  default in the payment of principal of or premium on any debt security of that series when due and payable;

  •
  default in the performance or breach of any other covenant or warranty by us in the indenture (other than a covenant or warranty that has been included in the indenture solely for the benefit of a series of debt securities other than that series), which default continues uncured for a period of 30 days after we receive written notice from the trustee or we and the trustee receive written notice from the holders of not less than a majority in aggregate principal amount of the outstanding debt securities of that series as provided in the indenture;

  •
  certain events of bankruptcy, insolvency or reorganization of our company; and

  •
  any other event of default provided with respect to debt securities of that series that is described in the applicable prospectus supplement accompanying this prospectus.

        No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under our bank credit agreements in existence from time to time. In addition, the occurrence of certain events of default or an acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

        If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of, and accrued and unpaid interest, if any, on all debt securities of that series. In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding debt securities will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding debt securities. At any time after a declaration of acceleration with respect to debt securities of any series has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in aggregate principal amount of the outstanding debt securities of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the indenture.

        The indenture provides that the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of outstanding debt securities, unless the trustee receives indemnity satisfactory to it against any loss, liability or expense. Subject to certain rights of the trustee, the holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

        No holder of any debt security of any series will have any right to institute any proceeding, judicial or otherwise, with respect to the indenture or for the appointment of a receiver or trustee, or for any remedy under the indenture, unless:

  •
  that holder has previously given to the trustee written notice of a continuing event of default with respect to debt securities of that series; and

  •
  the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and offered reasonable indemnity, to the trustee to institute the proceeding as trustee, and the trustee has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series a direction inconsistent with that request and has failed to institute the proceeding within 60 days.

        Notwithstanding the foregoing, the holder of any debt security will have an absolute and unconditional right to receive payment of the principal of, premium and any interest on that debt security on or after the due dates expressed in that debt security and to institute suit for the enforcement of such payment.

        The indenture requires us, within 120 days after the end of our fiscal year, to furnish to the trustee a statement as to compliance with the indenture. The indenture provides that the trustee may withhold notice to the holders of debt securities of any series of any default or event of default (except in payment on any debt securities of that series) with respect to debt securities of that series if it in good faith determines that withholding notice is in the interest of the holders of those debt securities.

Modification and Waiver

        We may modify and amend the indenture with the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected by the modifications or amendments. We may not make any modification or amendment without the consent of the holders of each affected debt security then outstanding if that amendment will:

  •
  reduce the principal of or change the fixed maturity of any debt security or alter or waive any of the provisions with respect to the redemption or repurchase of any debt security;

  •
  reduce the rate (or alter the method of computation) of or extend the time for payment of interest (including default interest) on any debt security;

  •
  waive a default in the payment of the principal of, premium or interest on any debt security (except a rescission of acceleration of the debt securities of any series by the holders of at least a majority in aggregate principal amount of the then outstanding debt securities of that series and a waiver of the payment default that resulted from such acceleration);

  •
  make the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

  •
  make any change to certain provisions of the indenture relating to, among other things, the right of holders of debt securities to receive payment of the principal of, premium and interest on those debt securities and to institute suit for the enforcement of any such payment and to waivers or amendments; or

  •
  reduce the percentage in principal amount of debt securities of any series, the consent of the holders of which is required for any of the foregoing modifications or otherwise necessary to modify or amend the indenture or to waive any past default.

        Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in aggregate principal amount of the outstanding debt securities of any series may on behalf of the holders of all the debt securities of such series waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, or premium or any interest on, any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of all of the holders of each outstanding debt security of the series affected; provided, however, that the holders of a majority in aggregate principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Defeasance of Debt Securities and Certain Covenants in Certain Circumstances

        Legal Defeasance.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, we may be discharged from any and all obligations in respect of the debt securities of any series (except for certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by paying agents). We will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than

U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities.

        This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel stating that we have received from, or there has been published by, the United States Internal Revenue Service a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

        Defeasance of Certain Covenants.    The indenture provides that, unless otherwise provided by the terms of the applicable series of debt securities, upon compliance with certain conditions, we may omit to comply with the certain covenants set forth in the indenture, as well as any additional covenants that may be set forth in the applicable prospectus supplement, and any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series, or covenant defeasance.

        The conditions include:

  •
  depositing with the trustee money and/or U.S. government obligations or, in the case of debt securities denominated in a single currency other than U.S. dollars, foreign government obligations, that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on and any mandatory sinking fund payments in respect of the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities; and

  •
  delivering to the trustee an opinion of counsel to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Subsidiary Guarantees

        If specified in the prospectus supplement, certain of our subsidiaries may guarantee our obligations relating to debt securities issued under this prospectus. The specific terms and provisions of each subsidiary guarantee will be described in the applicable prospectus supplement.

LEGAL MATTERS

        Latham & Watkins LLP, Menlo Park, California, will pass upon for us the validity of the securities being offered by this prospectus.

EXPERTS

        The consolidated financial statements and related financial statement schedule of National Semiconductor Corporation and subsidiaries as of May 28, 2006 and May 29, 2005, and for each of the years in the three-year period ended May 28, 2006, and management's assessment of the effectiveness of internal control over financial reporting as of May 28, 2006 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We are subject to the informational reporting requirements of the Exchange Act, and in accordance with these requirements file reports, proxy statements and other information with the SEC. The reports, proxy statements and other information we file may be inspected and copied at the SEC's Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. Our SEC filings are also available to the public at the SEC's website at http://www.sec.gov.

        The address of our internet site is http://www.national.com. We make available free of charge on or through our internet site our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Any internet addresses provided in this prospectus are for informational purposes only and are not intended to be hyperlinks. Accordingly, no information in any of these internet addresses is included or incorporated herein.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to another document that we filed with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede information contained in this prospectus. Any statement contained in a document incorporated by reference shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus modifies or supersedes such statement. You may request a free copy of any of the documents incorporated by reference in this prospectus by writing to us or telephoning us at the address and telephone number set forth below. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act on or after the date of this prospectus and prior to the termination of the offering:

  •
  Our Annual Report on Form 10-K for the fiscal year ended May 28, 2006, filed with the SEC on July 27, 2006;

  •
  Our Definitive Proxy Statement filed with the SEC on August 21, 2006;

  •
  Our Quarterly Reports on Form 10-Q for the fiscal quarter ended August 27, 2006 filed with the SEC on October 4, 2006; our Quarterly Report on Form 10-Q for the fiscal quarter ended November 26, 2006 filed with the SEC on January 5, 2007; and our Quarterly Report on

    Form 10-Q for the fiscal quarter ended February 25, 2007 filed with the SEC on April 5, 2007; and

  •
  Our Current Reports on Form 8-K filed with the SEC on July 20, 2006; April 18, 2007; and June 7, 2007.

        To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the SEC, such information or exhibit is specifically not incorporated by reference in this prospectus.

        You may request a free copy of these filings by writing or telephoning us at the following address:

National Semiconductor Corporation
2900 Semiconductor Drive, P.O. Box 58090
Santa Clara, California 95052-8090
Attention: Investor Relations
(408) 721-5000

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

Prospectus

$1,000,000,000

National Semiconductor Corporation

$             Senior Floating Rate Notes
due 2010
$             % Senior Notes
due 2012
$             % Senior Notes
due 2017

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.

QuickLinks

ABOUT THIS PROSPECTUS SUPPLEMENT
PROSPECTUS SUPPLEMENT SUMMARY
RISK FACTORS
USE OF PROCEEDS
CAPITALIZATION
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
DESCRIPTION OF NOTES
DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS
CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
UNDERWRITING
LEGAL MATTERS

ABOUT THIS PROSPECTUS
THE COMPANY
RISK FACTORS
FORWARD-LOOKING STATEMENTS
RATIO OF EARNINGS TO FIXED CHARGES
USE OF PROCEEDS
PLAN OF DISTRIBUTION
DESCRIPTION OF DEBT SECURITIES
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE